[EXECUTION COPY]








                      TRANSACTION AGREEMENT


                       DATED MAY 19, 1999,


                             BETWEEN

                   DANKA BUSINESS SYSTEMS, PLC


                               AND

                        KIS HOLDINGS, LLC

                        TABLE OF CONTENTS

                   [Not part of this Agreement]

ARTICLE I   The Transactions . . . . . . . . . . . . . . . . . .1
     1.1    Reorganization . . . . . . . . . . . . . . . . . . .1
     1.2    Recapitalization . . . . . . . . . . . . . . . . . .5
     1.3    Purchase and Sale of Units . . . . . . . . . . . . .6
     1.4    Manner of Payment. . . . . . . . . . . . . . . . . .7
     1.5    Enumeration of Transferred Assets. . . . . . . . . .7
     1.6    Excluded Assets. . . . . . . . . . . . . . . . . . 11
     1.7    Permitted Liabilities. . . . . . . . . . . . . . . 13
     1.8    Excluded Liabilities.. . . . . . . . . . . . . . . 14
     1.9    Allocation of the Purchase Price . . . . . . . . . 18
     1.10   Time and Place of Closing. . . . . . . . . . . . . 18
     1.11   Purchase Price Adjustments . . . . . . . . . . . . 19
     1.12   Hypothetical Tax . . . . . . . . . . . . . . . . . 22

ARTICLE II  Representations and Warranties . . . . . . . . . . 22
     2.1    General Statement. . . . . . . . . . . . . . . . . 22
     2.2    Holdings' Representations and Warranties . . . . . 22
     2.3    Parent's Representations and Warranties. . . . . . 25
     2.4    Limitation on Warranties . . . . . . . . . . . . . 47
     2.5    Definition of Knowledge. . . . . . . . . . . . . . 47

ARTICLE III Conduct Prior to the Closing . . . . . . . . . . . 47
     3.1    General. . . . . . . . . . . . . . . . . . . . . . 47
     3.2    Parent's Obligations . . . . . . . . . . . . . . . 48
     3.3    Holdings' Obligations. . . . . . . . . . . . . . . 54
     3.4    Joint Obligations. . . . . . . . . . . . . . . . . 55
     3.5    Insurance. . . . . . . . . . . . . . . . . . . . . 56

ARTICLE IV  Conditions to Closing. . . . . . . . . . . . . . . 57
     4.1    Conditions to Parent's Obligations . . . . . . . . 57
     4.2    Conditions to Holdings' Obligations. . . . . . . . 58

ARTICLE V   Closing. . . . . . . . . . . . . . . . . . . . . . 60
     5.1    Form of Documents. . . . . . . . . . . . . . . . . 60
     5.2    Holdings' Deliveries at the Closing. . . . . . . . 60
     5.3    Parent's Deliveries at the Closing . . . . . . . . 61
     5.4    Deliveries at the Foreign Closings . . . . . . . . 64

ARTICLE VI  Post-Closing Agreements. . . . . . . . . . . . . . 64
     6.1    Post-Closing Agreements. . . . . . . . . . . . . . 64
     6.2    Inspection of Records. . . . . . . . . . . . . . . 64
     6.3    Certain Tax Matters. . . . . . . . . . . . . . . . 66
     6.4    Use of Trademarks; References to Parent. . . . . . 67
     6.5    Payments of Accounts Receivable. . . . . . . . . . 67
     6.6    Third Party Claims . . . . . . . . . . . . . . . . 68
     6.7    Non-Assignment . . . . . . . . . . . . . . . . . . 68
     6.8    Use of Parent's Trademarks . . . . . . . . . . . . 70
     6.9    Non-Competition and Non-Solicitation . . . . . . . 70
     6.10   Further Assurances . . . . . . . . . . . . . . . . 72
     6.11   Interim Operations of the Subsidiaries . . . . . . 72
     6.12   Reimbursement for Moving Expenses. . . . . . . . . 73
     6.13   Purchase of Certain Assets . . . . . . . . . . . . 73

ARTICLE VII Employees and Employee Benefit Plans . . . . . . . 74
     7.1    Employment of Parent's Employees . . . . . . . . . 74
     7.2    Welfare Benefits . . . . . . . . . . . . . . . . . 75
     7.3    Service Crediting. . . . . . . . . . . . . . . . . 75
     7.4    401(k) Plan. . . . . . . . . . . . . . . . . . . . 75
     7.5    Liabilities Accrued Prior to Closing . . . . . . . 75
     7.6    Vacation.. . . . . . . . . . . . . . . . . . . . . 76
     7.7    Other Terms Relating to Non-U.S.
            Employee Matters.. . . . . . . . . . . . . . . . . 76

ARTICLE VIII Indemnification . . . . . . . . . . . . . . . . . 77
     8.1    General. . . . . . . . . . . . . . . . . . . . . . 77
     8.2    Certain Definitions. . . . . . . . . . . . . . . . 77
     8.3    Indemnification Obligations of Parent. . . . . . . 77
     8.4    Limitation on Parent's Indemnification
            Obligations. . . . . . . . . . . . . . . . . . . . 78
     8.5    Holdings' Indemnification Covenants. . . . . . . . 80
     8.6    Cooperation. . . . . . . . . . . . . . . . . . . . 82
     8.7    Third Party Claims . . . . . . . . . . . . . . . . 83
     8.8    Environmental Indemnities. . . . . . . . . . . . . 84
     8.9    Tax Indemnities. . . . . . . . . . . . . . . . . . 86
     8.10   Indemnification Exclusive Remedy . . . . . . . . . 86
     8.11   Tax Treatment. . . . . . . . . . . . . . . . . . . 87

ARTICLE IX  Effect of Termination/Proceeding . . . . . . . . . 87
     9.1    General. . . . . . . . . . . . . . . . . . . . . . 87
     9.2    Right to Terminate . . . . . . . . . . . . . . . . 87
     9.3    Certain Effects of Termination . . . . . . . . . . 88
     9.4    Remedies . . . . . . . . . . . . . . . . . . . . . 88
     9.5    Right to Damages . . . . . . . . . . . . . . . . . 89

ARTICLE X   Miscellaneous. . . . . . . . . . . . . . . . . . . 89
     10.1   Fees . . . . . . . . . . . . . . . . . . . . . . . 89
     10.2   Sales and Transfer Taxes (other than VAT). . . . . 89
     10.3   Definition of Reasonable Efforts . . . . . . . . . 89
     10.4   Publicity. . . . . . . . . . . . . . . . . . . . . 90
     10.5   Notices. . . . . . . . . . . . . . . . . . . . . . 90
     10.6   Expenses . . . . . . . . . . . . . . . . . . . . . 92
     10.7   Entire Agreement . . . . . . . . . . . . . . . . . 92
     10.8   Value Added Taxes. . . . . . . . . . . . . . . . . 93
     10.9   Non-Waiver . . . . . . . . . . . . . . . . . . . . 96
     10.10  Counterparts . . . . . . . . . . . . . . . . . . . 96
     10.11  Severability . . . . . . . . . . . . . . . . . . . 96
     10.12  Applicable Law . . . . . . . . . . . . . . . . . . 96
     10.13  Binding Effect; Benefit. . . . . . . . . . . . . . 96
     10.14  Assignability. . . . . . . . . . . . . . . . . . . 97
     10.15  Amendments . . . . . . . . . . . . . . . . . . . . 97
     10.16  Headings . . . . . . . . . . . . . . . . . . . . . 97
     10.17  Governmental Reporting . . . . . . . . . . . . . . 97
     10.18  Waiver of Trial by Jury. . . . . . . . . . . . . . 97
     10.19  Rule of Construction . . . . . . . . . . . . . . . 97
     10.20  Consent to Jurisdiction. . . . . . . . . . . . . . 98
     10.21  Definitions. . . . . . . . . . . . . . . . . . . . 98

EXHIBITS

Exhibit A - Danka US Contribution Agreement
Exhibit B - Membership Interest Purchase Agreement
Exhibit C - Operating Agreement
Exhibit D - Material Consents
Exhibit E - Material Permits
Exhibit F - Written Opinion of McDermott, Will & Emery
Exhibit G - Written Opinion of Altheimer & Gray
Exhibit H - Written Opinion of Clifford Chance
Exhibit I - Supply Agreement
Exhibit J - Transitional Support Services Agreement
Exhibit K - Services and Supplies Agreement Terms and Conditions
Exhibit L - Preferred Outsourcing Agreement Terms and Conditions
Exhibit M - Pledge and Security Agreement

SCHEDULES

Disclosure Schedule
Schedule 1.1(c) - Principal Amounts of Demand Notes
Schedule 1.5(v) - Certain Fixed Assets
Schedule 1.6(l) - Excluded Agreements
Schedule 1.6(m) - Schedule of Other Excluded Assets
Schedule 1.8(f) - Change of Control Agreements
Schedule 1.9 - Purchase Price Allocation Among Subsidiaries
Schedule 1.11 - Accounting Policies and EBIT and Working Capital
Definitions
Schedule 1.12 - Hypothetical Tax Effective Income Tax Rates
Schedule 2.2(c) - European Filings
Schedule 3.2(h) - Credit Agreement Documents
Schedule 3.2(i) - Capital Expenditures
Schedule 3.3(c) - Bonds
Schedule 6.13 - Customer Agreements Subject to Asset Repurchase

                      TRANSACTION AGREEMENT

     THIS TRANSACTION AGREEMENT (the "Agreement") is made May 19, 1999 (the "Execution Date"), between DANKA BUSINESS SYSTEMS, PLC, a public limited company incorporated under the laws of England and Wales ("Parent"), and KIS HOLDINGS, LLC, a Delaware limited liability company ("Holdings").

                         R E C I T A L S

     A. Certain indirect subsidiaries of Parent are in the business of providing facilities management and outsourcing services aimed at providing total document management solutions, including, without limitation, mail center operations, mail delivery, literature fulfillment and supplies management, shipping and receiving, network fax, on-line image retrieval / distribution, document processing and preflight, central reprographics, color copy, convenience copy / fleet management, microfilming, color print, data center output, print-on-demand, network print, computer output to microfilm (COM), CD output and electronic scanning and indexing (the "Business").

     B. Parent desires to recapitalize the Business on the terms and subject to the conditions set forth herein, and Holdings desires to purchase directly from a subsidiary of Parent a controlling interest in the Business, on the terms and subject to the conditions herein contained.


                       A G R E E M E N T S

     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                            ARTICLE I

                         The Transactions

     1.1 Reorganization. On the terms and subject to the conditions contained in this Agreement, and provided that all conditions of Closing set forth in Article IV shall have been satisfied, Parent shall cause the following transactions (collectively, the "Reorganization Transactions") to occur on the Closing Date, in the order set forth in this Section 1.1 and prior to the transactions described in Sections 1.2 and 1.3:

          (a) Parent shall cause Danka Office Imaging Company, an indirect wholly-owned subsidiary of Parent ("Danka US") to (i) form a Delaware single-member limited liability company wholly owned by Danka US (the "New U.S. Subsidiary"), (ii) transfer to the New U.S. Subsidiary (x) all of the assets of Danka US which constitute Transferred Assets (as herein defined) and (y) cash in an amount equal to the sum of (A) Danka US's portion of the Kodak Receivable Amount (as herein defined) as of the Closing Date and (B) all collections by Danka US with respect to the Kodak Receivable Amount between the Execution Date and the Closing Date, and (iii) cause the New U.S. Subsidiary to assume the liabilities of Danka US which constitute Permitted Liabilities (as herein defined), pursuant to a Contribution Agreement in the form attached hereto as Exhibit A;

          (b) Parent shall cause Danka US to contribute to the capital of DSI Company, LLC, a New York limited liability company (the "Company"), the entire membership interest in the New U.S. Subsidiary, in consideration for the issuance of 23,259,999 common units of the Company;

          (c) Parent shall cause the Foreign Subsidiaries (as herein defined) to transfer their respective Transferred
     Assets to the New Foreign Subsidiaries, as follows:

               (i) Parent shall cause Danka Canada Inc. and Kalmara Inc. (collectively, "Danka Canada") to transfer and assign the assets of Danka Canada which constitute Transferred Assets to a wholly-owned Canadian subsidiary of the Company formed pursuant to Section 3.2(c) ("Canadian Acquisition"), and shall cause Canadian Acquisition to assume the liabilities of Danka Canada which constitute Permitted Liabilities, pursuant to an Asset Purchase Agreement, in such form as the parties may agree;

               (ii) Parent shall cause Danka Services
          International N.V. ("Danka Belgium") to transfer and assign the assets of Danka Belgium which constitute Transferred Assets to a wholly-owned Belgian subsidiary of the Company formed pursuant to Section 3.2(c) ("Belgian Acquisition"), and shall cause Belgian Acquisition to assume the liabilities of Danka Belgium which constitute Permitted Liabilities, pursuant to an Asset Purchase Agreement, in such form as the parties may agree;

               (iii) Parent shall cause Danka Services
          International A/S ("Danka Denmark") to transfer and assign the assets of Danka Denmark which constitute Transferred Assets to a wholly-owned Danish subsidiary of the Company formed pursuant to Section 3.2(c) ("Danish Acquisition"), and shall cause Danish Acquisition to assume the liabilities of Danka Denmark which constitute Permitted Liabilities, pursuant to an Asset Purchase Agreement, in such form as the parties may agree;

               (iv) Parent shall cause Danka Services
          International S.A. ("Danka France") to transfer and assign the assets of Danka France which constitute Transferred Assets to a wholly-owned indirect French subsidiary of the Company formed pursuant to Section 3.2(c) ("French Acquisition"), and shall cause French Acquisition to assume the liabilities of Danka France which constitute Permitted Liabilities, pursuant to Going Concerns Transfer Agreement, in such form as the parties may agree;

               (v)  Parent shall cause Danka Services GmbH
          ("Danka Germany") to transfer and assign the assets of Danka Germany which constitute Transferred Assets to a wholly-owned German subsidiary of the Company formed pursuant to Section 3.2(c) ("German Acquisition"), and shall cause German Acquisition to assume the liabilities of Danka Germany which constitute Permitted Liabilities, pursuant to an Asset Purchase Agreement, in such form as the parties may agree;

               (vi) Parent shall cause Danka Services
          International S.R.L. ("Danka Italy") to transfer and assign the assets of Danka Italy which constitute Transferred Assets to a wholly-owned Italian subsidiary of the Company formed pursuant to Section 3.2(c) "Italian Acquisition"), and shall cause Italian Acquisition to assume the liabilities of Danka Italy which constitute Permitted Liabilities, pursuant to an Asset Purchase Agreement, in such form as the parties may agree;

               (vii) Parent shall cause Danka Services
          International B.V. ("Danka Netherlands") to transfer and assign the assets of Danka Netherlands located in the Netherlands which constitute Transferred Assets to a wholly-owned Dutch subsidiary of the Company formed pursuant to Section 3.2(c) ("Dutch Acquisition"), and shall cause Dutch Acquisition to assume the liabilities of Danka Netherlands which constitute Permitted Liabilities, pursuant to an Asset Purchase Agreement, in such form as the parties may agree;

               (viii) Parent shall cause Danka Services
          International Akticbolag ("Danka Sweden") to transfer and assign the assets of Danka Sweden which constitute Transferred Assets to a wholly-owned Swedish subsidiary of the Company formed pursuant to Section 3.2(c) ("Swedish Acquisition"), and shall cause Swedish Acquisition to assume the liabilities of Danka Sweden which constitute Permitted Liabilities pursuant to an Asset Purchase Agreement, in such form as the parties may agree;

               (ix) Parent shall cause Danka Services
          International AS ("Danka Norway") to transfer and assign the assets of Danka Norway which constitute Transferred Assets to a wholly-owned Norwegian subsidiary of the Company formed pursuant to Section 3.2(c) ("Norwegian Acquisition"), and shall cause Norwegian Acquisition to assume the liabilities of Danka Norway which constitute Permitted Liabilities, pursuant to an Asset Purchase Agreement, in such form as the parties may agree; and

               (x) Parent shall cause Danka Europe Ltd. ("Danka UK") to transfer and assign the assets of Danka UK (including those located in Ireland) which constitute Transferred Assets to an English subsidiary of the Company formed pursuant to Section 3.2(c), incorporated in England and Wales ("UK Acquisition"), and shall cause UK Acquisition to assume the liabilities of Danka UK which constitute Permitted Liabilities, pursuant to an Asset Purchase Agreement, in such form as the parties may agree.

     The foregoing agreements, the Contribution Agreement referenced in Sections 1.1(a) and any other agreements, documents or instruments executed in connection therewith are referred to herein collectively as the "Ancillary Agreements." Danka Canada, Danka Belgium, Danka Denmark, Danka France, Danka Germany, Danka Italy, Danka Netherlands, Danka Sweden, Danka Norway and Danka UK are referred to herein as the "Foreign Subsidiaries." The Foreign Subsidiaries, Danka US, and, as of the Execution Date, KIS Imaging Services, Inc., a Delaware corporation ("KIS"), are referred to herein collectively as the "Subsidiaries."
     Danka Canada, Danka Belgium, Danka Denmark, Danka Germany, Danka Netherlands and Danka UK are referred to herein as the "Material Foreign Subsidiaries." Canadian Acquisition, Belgian Acquisition, Danish Acquisition, French Acquisition, German Acquisition, Italian Acquisition, Dutch Acquisition, Swedish Acquisition, Norwegian Acquisition and UK Acquisition are referred to herein as the "New Foreign Subsidiaries." The New U.S. Subsidiary and the New Foreign Subsidiaries are referred to herein collectively as the "New Subsidiaries." The Business, as conducted by Danka US and, as of the Execution Date, KIS, in the United States is referred to herein as the "U.S. Business". The term "wholly-owned" refers to direct or indirect ownership. The consideration for the transfers of the Transferred Assets by the Foreign Subsidiaries to the New Foreign Subsidiaries shall consist of promissory notes, payable on demand (the "Demand Notes"), plus the assumption of the liabilities of the Foreign Subsidiaries which constitute Permitted Liabilities. The respective principal amounts of the Demand Notes shall be as set forth in Schedule 1.1(c), reduced, in each case, by the applicable portions of the Kodak Receivable Amount due to the respective payees of the Demand Notes as of the Closing Date and by the respective amounts of any portions of the Kodak Receivable Amount which was collected by the payees of such Demand Notes between the Execution Date and the Closing Date.

     1.2 Recapitalization. On the terms and subject to the conditions contained in this Agreement, and provided that all conditions of Closing set forth in Article IV shall have been satisfied, Parent shall cause the following transactions (collectively, the "Recapitalization Transactions") to occur on the Closing Date, following consummation of the Reorganization Transactions, prior to the transactions described in Section 1.3, and in the order set forth in this Section 1.2:

          (a) Parent shall cause the Company to borrow $181,512,500 (the "Proceeds") pursuant to the Debt Financing (as herein defined), such proceeds to be made by wire transfers of immediately available funds. For the purpose of paying the principal amounts of the Demand Notes as provided in Section 1.2(c), (i) an amount equal to the principal amount of the Demand Note payable to Danka UK (as provided on Schedule 1.1(c), but reduced by the applicable portion of the Kodak Receivable Amount as of the Closing
     Date) shall be made available in U.K. pounds, translated from U.S. Dollars at the applicable foreign exchange rate in effect at the close of business in New York City on the day immediately preceding the Closing Date; (ii) an amount equal to the principal amount of the Demand Note payable to Danka Canada (as provided on Schedule 1.1(c), but reduced by the applicable portion of the Kodak Receivable Amount) shall be made available in Canadian Dollars, translated from U.S. Dollars at the applicable foreign exchange rate in effect at the close of business in New York City on the day immediately preceding the Closing Date; and (iii) an amount equal to the aggregate principal amount of all other Demand Notes payable to the other Foreign Subsidiaries (in each case as provided on Schedule 1.1(c), but reduced, in each case, by the applicable portion of the Kodak Receivable Amount) shall be made available in Euros, translated from U.S. Dollars at the applicable foreign exchange rate in effect at the close of business in New York City on the day immediately preceding the Closing Date;

          (b) Parent shall cause the Company to redeem 22,050,000 common units of the Company from Danka US for an aggregate redemption price of $220,481,250, of which $84,112,500 shall be payable in cash and $136,387,500 shall be payable by the issuance of 1,363,875 preferred units of the Company, par value $100.00 per unit; leaving 1,210,000 common units of the Company outstanding and held by Danka US; and

          (c) Parent shall cause the Company to transfer or loan to each of the New Foreign Subsidiaries a portion of the Proceeds in an amount equal to the face amount of the Demand Note made by such New Foreign Subsidiary (reduced, in each case, by the applicable portion of the Kodak Receivable Amount, as described in Section 1.1(e)) and shall cause the Demand Notes to be paid in full.

     1.3 Purchase and Sale of Units. On the terms and subject to the conditions contained in this Agreement, and provided that all conditions of Closing set forth in Article IV shall have been satisfied, Parent and Holdings shall cause the following transactions (collectively, the "Purchase Transactions") (the Reorganization Transactions, the Recapitalization Transactions and the Purchase Transactions being collectively referred to herein as the "Transactions") to occur on the Closing Date, following consummation of the Recapitalization Transactions and in the order set forth in this Section 1.3:

          (a) Pursuant to a Membership Interest Purchase Agreement attached hereto as Exhibit B (the "Membership Interest Purchase Agreement"), Holdings shall purchase from Danka US, and Parent shall cause Danka US to sell to Holdings, (i) 1,089,000 common units of the Company (the "Common Units"), representing at least 80% of the outstanding common units of the Company, for a purchase price of $10,890,000, and (ii) 1,091,100 preferred units of the Company (the "Preferred Units"), representing at least 80% of the outstanding preferred units of the Company, for a purchase price of $109,110,000; and

          (b) Parent shall cause Danka US to, and Holdings shall, enter into an Operating Agreement with respect to the Company, in the form attached hereto as Exhibit C.

     1.4 Manner of Payment. All amounts payable to Danka US under Section 1.2(b) and 1.3(a), as the case may be, shall be made by wire transfers of immediately available funds (such amounts, collectively with amounts payable to the Foreign Subsidiaries in payment of the Demand Notes under Section 1.2(c), being collectively the "Cash Amounts"). Said wire transfers shall be made to such bank accounts of the respective Subsidiaries as Parent shall specify by written notice to Holdings delivered not later than two days before the Closing Date or the applicable Foreign Closing Date (as herein defined), as applicable.

     1.5 Enumeration of Transferred Assets. The "Transferred Assets" shall consist of the assets, properties and rights as of the Closing Date, wherever situated and located, of the Subsidiaries, which are used primarily in or relate primarily to the conduct of the Business or which are described in this
Section 1.5. The Transferred Assets shall be transferred to the New Subsidiaries, free and clear of Liens (as herein defined) other than Permitted Liens (as herein defined). The Transferred Assets shall not include any of the assets, properties and rights described in Section 1.6 (the "Excluded Assets"), but include, without limitation, the following assets used by any of the Subsidiaries and all of the Subsidiaries' right, title and interest thereto, except to the extent that any of the foregoing are also enumerated in Section 1.6 as being Excluded Assets, provided that this exception shall not apply to the extent that any item enumerated in Section 1.6 specifically refers to one or more subparagraphs of this Section 1.5:

          (a) all inventory held for use primarily in the conduct of the Business (including, without limitation, raw materials, work in process, finished goods, service parts and supplies) ("Inventory");

          (b) all furniture, art work, fixtures, equipment (including office equipment), machinery, parts, computer hardware, copiers, tools, dies, jigs, patterns, molds, automobiles and trucks and all other tangible personal property (other than Inventory)used primarily in the conduct of the Business (collectively, "Fixed Assets");

          (c) all leasehold interests and leasehold improvements created by all leases (excluding capitalized leases) of personal property used primarily in connection with the Business under which any of the Subsidiaries is a lessee or lessor;

          (d) the Subsidiaries' respective entire leasehold interest as lessee of real property used primarily in connection with the Business (the "Leased Premises") under the leases which are listed in the Disclosure Schedule;

          (e) all trade accounts receivable, trade notes receivable, trade negotiable instruments and trade chattel paper received as a result of the conduct of the Business;

          (f) all deposits and rights with respect thereto in connection with the Business;

          (g) subject to Section 6.7, all contracts (and benefits arising therefrom) relating primarily to or arising primarily out of the Business, all rights against suppliers for repair or replacement of defective products covering any of the tangible assets of the Business, to the extent legally transferable, and all Permits (as herein defined) and Environmental Permits (as herein defined);

          (h) all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids generated by the operation of the Business;

          (i) subject to Section 6.7, all license agreements, distribution agreements, sales representative agreements, service agreements, supply agreements, franchise agreements, computer software leases, licenses and agreements and technical service agreements relating primarily to the Business;

          (j) except as provided in Section 1.6(o), all intellectual property rights used by any of the Subsidiaries primarily in or relating primarily to the Business or its operations (including, without limitation, U.S. and foreign patents and applications therefor, know-how, unpatented inventions, trade secrets, secret formulas, business and marketing plans, U.S. and foreign copyrights, U.S. and foreign trademarks, service marks, trade or business names, trade dress and slogans (and all registrations of such copyrights, trademarks, service marks, trade names, trade dress and slogans, and all applications for registration thereof), Software (as defined herein), licenses and rights with respect to the foregoing (collectively, "Intellectual Property") used by any of the Subsidiaries) and all goodwill associated with such intellectual property rights, including without limitation all Intellectual Property listed as Intellectual Property on Schedule 2.3(v) of the Disclosure Schedule (as herein defined);

          (k) all customer and supplier lists, customer records and information relating primarily to the Business;

          (l) all books and records relating primarily to the Business, including, without limitation, blueprints, drawings and other technical papers, personnel, payroll, employee benefit, accounts receivable and payable, inventory, maintenance, and asset history records, asset registry, ledgers, and books of original entry, all insurance records and OSHA and EPA files relating to occupational health and safety and protection of public health and the environment;

          (m) all rights in connection with prepaid expenses with respect to the Transferred Assets;

          (n) all letters of credit issued to any of the Subsidiaries relating primarily to the Business;

          (o) all sales and promotional materials, catalogues and advertising literature relating primarily to the Business;

          (p) all telephone numbers or telephone directories relating primarily to the Business and all lock boxes relating primarily to the Business to which any of the Subsidiaries' account debtors remit payments;

          (q) all rights (including claims) related primarily to the Transferred Assets or Permitted Liabilities;

          (r)  all rights in and to claims, rights of
     indemnification and causes of action against third parties to the extent they relate to the Business or its conduct, the Transferred Assets or the Permitted Liabilities; provided that notwithstanding the inclusion of the foregoing rights, the applicable Subsidiaries shall continue to enjoy all rights in and to such claims, rights of indemnification and causes of action, together with Holdings and/or the New Subsidiaries, but only to the extent such claims, rights of indemnification and causes of action relate to the Excluded Assets or the Excluded Liabilities. With respect to claims, rights of indemnification and causes of action with respect to a matter or series or group of matters that are asserted by both a Subsidiary and a New Subsidiary ("Joint Claims"), such Subsidiary and New Subsidiary shall agree to cooperate with each other to determine the relative value of each party's claim and to share in such limitations as may be applicable to any Joint Claims on a pro rata basis with the relative value of each party's claim;

          (s) any amounts and other claims due the Business from Parent or any Affiliate of Parent (including any Subsidiary) with respect to the provision by the Business of services to Parent or any such Affiliate (which services for purposes of this paragraph (s) do not include any loans or advances to Parent or any such Affiliate);

          (t) all cash generated by the Business with respect to Foreign Subsidiaries whose assets are not transferred on the Closing Date and which arise in the operation of the Business between the Closing Date and the applicable Foreign Closing Date with respect to such Subsidiary (so long as such Foreign Closing Date actually occurs);

          (u) all rights under confidentiality agreements executed by Parent or any of its Affiliates with respect to the proposed transfer of the Business, whether with Holdings or with any other person or entity; provided, however, that Parent and its Affiliates shall retain those rights under such agreements that (x) cover information of Parent and its Affiliates not relating to the Business, (y) involve so-called "standstill" provisions, and/or (z) involve covenants with respect to solicitation of employees of Parent and its Affiliates;

          (v) notwithstanding the use of the term "primarily" in this Section 1.5 and elsewhere in the Agreement to describe the Transferred Assets, the parties hereto agree that irrespective of whether an asset is used "primarily" in the Business, the Transferred Assets shall include all Fixed Assets, Inventory or Software (as herein defined) (1) located at a facility that is used exclusively for the Business, (2) located at a facility of a customer of the Business at which the Business is conducted, and (3) located at the facility commonly known as Building 14 in Rochester, New York ("Building 14"), as set forth in Schedule 1.5(v).

     1.6 Excluded Assets. Subject to the specific guidelines set forth in Section 1.5(v), the Excluded Assets shall consist of the following items:

          (a) except as provided in Section 1.5(t), all cash on hand and in banks (exclusive of letters of credit issued by customers of any of the Subsidiaries) and marketable securities and the like;

          (b) the Subsidiaries' bank accounts (exclusive of the lock box accounts referred to in Section 1.5(p)), checkbooks and canceled checks;

          (c) except as provided in Sections 1.5(s), all contracts with, and claims and rights against, Parent or any of Parent's Affiliates (as herein defined), including those included in the accounts maintained by any of the Subsidiaries in accordance with its customary practices, in which there are recorded or reflected the amounts owed by any business of Parent or any of its Affiliates to the Business or by the Business to any business of Parent or any of its Affiliates, attributable to intercompany transactions (the "Intercompany Accounts") and including any rights of any of the Subsidiaries against any other Subsidiaries;

          (d) rights in and to claims (and in each case benefits to the extent they arise therefrom) against third parties to the extent such claims are not primarily related to the Transferred Assets or the Permitted Liabilities, and rights in and to claims (and benefits to the extent they arise therefrom) that relate to Excluded Liabilities (as herein defined);

          (e) insurance policies of any of the Subsidiaries and rights in connection therewith, other than rights arising with respect to claims (other than claims with respect to Excluded Liabilities) pending with respect to the Business as of the Closing Date;

          (f) rights arising from prepaid expenses, if any, with respect to Excluded Assets;

          (g) rights arising from any refunds due (including, without limitation, any retrospective premium adjustments) with respect to insurance premium payments to the extent they relate to insurance policies which constitute Excluded Assets and refunds due and unpaid from federal, state, foreign and/or local taxing authorities with respect to taxes heretofore paid by any of the Subsidiaries;

          (h) deposits of any of the Subsidiaries with any federal, state, local or foreign tax authorities, including, without limitation, tax deposits, prepayments and estimated payments;

          (i) except as provided in Section 1.5(r) and 1.5(u) and notwithstanding Section 1.6(d) above, all rights of indemnification, claims and causes of action which relate to the conduct of the Business prior to the Closing Date, including, without limitation, those against any person under any purchase or other agreement pursuant to which Parent or any of its Affiliates acquired any portion of the Business or those arising by operation of law or equity or otherwise, but excluding claims for repair or replacement of defective products against the suppliers thereof with respect to tangible assets of the Business;

          (j)  Parent's rights under this Agreement;

          (k) the Subsidiaries' corporate charters, minute and stock record books, and corporate seals, tax returns and tax receipts (other than copies of relevant portions of tax returns and tax receipts relating to Assumed Taxes);

          (l)  the agreements, if any, set forth on Schedule
     1.6(l);

          (m)  the assets, if any, described on Schedule 1.6(m);

          (n)  all amounts due the Business from Eastman Kodak
     Company and its affiliates as of the Closing Date
     (collectively, the "Kodak Receivable Amount");

          (o)  all assets and properties of any of the
     Subsidiaries which are not used primarily in the conduct of the Business; and

          (p) other than the initials "DSI," all intellectual property rights and any associated goodwill of Parent or any Subsidiary related to the names or marks "Danka Services International," "Danka Services," "Danka Imaging Services," "Danka Office Imaging" and any other name or mark which consists of or uses the name "Danka," including, without limitation, any Internet domain name which contains the word "Danka".

     1.7 Permitted Liabilities. The liabilities and obligations of each of the respective Subsidiaries with respect to the Business which are described in this Section 1.7 are referred to herein as the "Permitted Liabilities." The Permitted Liabilities shall consist of the following, and only the following, liabilities of the Subsidiaries with respect to the Business:

          (a) accounts payable as of the Closing Date (but only to the extent such accounts payable are primarily attributable to the Business and would be reflected on a balance sheet of the Business prepared in accordance with United States generally accepted accounting principles ("GAAP") applied in a manner consistent with the Financial Statements (as defined herein), as modified or supplemented pursuant to Schedule 1.11, including accounts payable to Parent and its Affiliates under the Intercompany Accounts to the extent that such liabilities arise out of sales of Fixed Assets, parts or supplies to the Business or provision of service for Fixed Assets and only to the extent that such liabilities were determined on a basis that was not less favorable to the Business than an arms'-length basis;

          (b) all accrued and unpaid expenses as of the Closing Date, including, without limitation, accrued vendor payables, accrued salaries, wages, payroll taxes, bonuses, vacation pay and employee benefits, and accrued and unpaid expenses payable to Parent or the Subsidiaries under the Intercompany Accounts, but only to the extent such accrued expenses relate primarily to the Business and would be reflected on a balance sheet of the Business prepared in accordance with GAAP applied in a manner consistent with the Financial Statements (as defined herein), as modified or supplemented pursuant to Schedule 1.11, but excluding accrued bonuses with respect to periods ending on or prior to March 31, 1999;

          (c) liabilities arising after the Closing Date of any of the Subsidiaries under any written purchase order, sales order, operating lease, agreement or commitment of any kind (other than capitalized leases) relating primarily to the Business by which any of the Subsidiaries is bound, which have not been performed prior to the Closing Date, which is assigned to any of the New Subsidiaries and which is set forth in the Disclosure Schedule (or which is not required to be set forth thereon) pursuant to this Agreement;

          (d) liabilities of any of the Subsidiaries arising from events on or after the Closing Date under any Permits (as herein defined) and Environmental Permits (as herein defined) which were issued to any of the Subsidiaries prior to the Closing Date and are assigned to a New Subsidiary, but only to the extent such liabilities relate to the conduct of the Business after the Closing Date;

          (e) all liabilities with respect to real estate, personal property or similar ad valorem taxes ("Property Taxes") arising out of the operation of the U.S. Business or ownership or use of the assets thereof (i) for the taxable period during which the Closing Date occurs in an amount multiplied by a fraction, the numerator of which is the number of days remaining in such period beginning on the day after the Closing Date, and the denominator of which is the total number of days in such period and (ii) for any taxable period beginning after the Closing Date (collectively, the "Assumed Taxes"). The Assumed Taxes shall be treated as a Permitted Liability, irrespective of whether, at the time of Closing, liability for such Taxes has actually attached, or whether such Taxes have become actually payable or have been paid by Parent or any Subsidiary;

          (f) all liabilities of Foreign Subsidiaries (including non-income tax liabilities which would otherwise be Excluded Liabilities under Section 1.8(c)), the assets of which are not transferred to New Foreign Subsidiaries on the Closing Date, but solely to the extent they arise in the operation of the Business between the Closing Date and the Foreign Closing Date with respect to such Subsidiary, treating as a liability for this purpose any amount computed for the account of any Subsidiary under Section 1.12 that has not been compensated by an adjustment in favor of Parent or any Subsidiary under Section 1.5(t); and

          (g) all liabilities arising out of the obligations of Holdings or the New Subsidiaries in Article VII hereof or in the Ancillary Agreements.

     1.8  Excluded Liabilities.  Except as expressly set forth in
Section 1.7 above, the New Subsidiaries shall not assume and shall not be liable or responsible for any debt, obligation or liability of the Business, Parent, the Subsidiaries or any Affiliate of Parent or any claim against any of the foregoing of any kind, whether known or unknown, contingent or otherwise.
Such liabilities which are not expressly set forth in Section 1.7 are referred to herein as the "Excluded Liabilities." The New Subsidiaries shall not assume, and the Subsidiaries shall remain liable for, the Excluded Liabilities. Without limiting anything in the foregoing, none of the New Subsidiaries shall assume, undertake or accept, or have any responsibility with respect to the following liabilities or obligations:

          (a) except as provided in paragraphs (a), (f) or (g) of Section 1.7, any liabilities to Parent or any of Parent's
     Affiliates (including any liability reflected in the Intercompany Accounts and any liability of any Subsidiary to any other Subsidiary) as of the Closing Date;

          (b) any liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by Parent or the Subsidiaries in connection with the negotiation and preparation of this Agreement and the Transactions;

          (c) any liabilities of any of Parent or any of its Affiliates, including the Subsidiaries, for Taxes due and payable as of the Closing Date or otherwise related to periods ending on or prior to the Closing Date, except as otherwise provided in Sections 8.5(g) or 10.2, irrespective of the manner in which such Taxes are reflected on the financial statements of Parent or any of the Subsidiaries, other than the Assumed Taxes, payroll taxes included in
     Section 1.7(b), Taxes included in Section 1.7(f) and
     Hypothetical Taxes;

          (d) any liability for or related to indebtedness of any of the Subsidiaries to banks, financial institutions or other persons or entities with respect to borrowed money or otherwise;

          (e)  any liabilities of Parent or any of the
     Subsidiaries under those leases (including all finance leases), contracts, insurance policies, commitments, sales orders, purchase orders, Permits and Environmental Permits which are not Permitted Liabilities, subject, however, to the provisions of Sections 6.8 and 6.14;

          (f)  any liabilities of Parent or any of the
     Subsidiaries to pay severance or so-called change of control payments to employees of the Business which arise by virtue of the transfer of the Transferred Assets pursuant to the provisions hereof; provided, however, that if any such liabilities shall arise out of any action by Holdings, the Company or any New Subsidiary on or following the Closing Date, including liabilities arising pursuant to those agreements listed on Schedule 1.8(f) hereto, only the amount of any enhanced severance benefits in excess of the severance benefits (if any) which would be payable to such employees by virtue of the normal severance policies of the Business as of the Closing Date shall constitute Excluded Liabilities;

          (g) any liability in respect of any retaliation, discrimination, harassment or wrongful discharge claim or claims under any Federal, state or local civil rights or similar law, or any retaliatory breach of any oral, written or implied contract of employment claim, unfair labor practice claim, charge or wage and hour claim, or the Worker Adjustment Retraining and Notification Act ("WARN Act") or any similar local or state law, arising out of the conduct of the Business by any of the Subsidiaries prior to the Closing (other than any such liabilities which result from Holdings' or a New Subsidiary's failure to comply with the provisions of Article VII and other than any such liabilities which arise as a result of actual terminations or layoffs by a New Subsidiary of employees of the Business which occur after the Closing Date and result from the aggregation of any terminations or layoffs of employees of the Business conducted by any of the Subsidiaries prior to the Closing Date, it being understood and agreed that any such liabilities constitute Permitted Liabilities hereunder so long as, but only so long as, such employees who were terminated by any of the Subsidiaries within the thirty-day period ending on the day immediately before Closing Date are listed in a schedule delivered by Parent to Holdings at the Closing);

          (h) any claims against or liabilities of Parent or any of the Subsidiaries for injury to or death of persons or damage to or destruction of tangible property (including, without limitation, any workmen's compensation claim) arising out of the conduct of the Business by any of the Subsidiaries prior to the Closing Date, regardless of when said claim or liability is asserted, including, without limitation, any claim or liability for consequential or punitive damages in connection with the foregoing;

          (i) except as specifically provided in Article VII or otherwise required by applicable law, any liabilities arising out of or in connection with any of the Business' employee welfare and pension benefit (including profit sharing) plans;

          (j) liabilities for any so-called "sale incentive bonuses" payable to the Subsidiaries' employees by reason of the transfer of the Transferred Assets (without implication that the contrary would otherwise be true, it is understood and agreed that liabilities under the agreements listed in
     Schedule 1.8(f) do not constitute so-called "sale incentive bonuses");

          (k) any liabilities or obligations, whether known or unknown, fixed or contingent, with respect to, or relating to, any Environmental Laws (as herein defined) or any environmental, health or safety matter, including, but not limited to, any liabilities arising out of any acts, omissions, or conditions that first occurred or existed prior to the Closing Date;

          (l) except as otherwise contemplated hereby, any liability whether presently in existence or arising hereafter which is attributable to an asset that is not a Transferred Asset;

          (m) any liability of Parent or any of the Subsidiaries for litigation (contingent or otherwise) arising out of, in relation to or caused by the operation of the Business prior to the Closing Date;

          (n) any liability with respect to any employee of Parent or any of the Subsidiaries who does not become a Transferred Employee (as herein defined);

          (o) accrued bonuses with respect to periods ending on or prior to March 31, 1999;

          (p) that certain account payable of Danka UK payable to Eastman Kodak Company in the amount of $1,634,263; and

          (q) without limitation by the specific enumeration of the foregoing, any liabilities not expressly enumerated in
     Section 1.7.

     1.9 Allocation of the Purchase Price. Holdings and Parent agree that the Enterprise Value (as defined herein) is allocable among the Subsidiaries as set forth in Schedule 1.9 hereto. As used herein, the term "Enterprise Value" means the sum of the Cash Amounts and the value of the membership interest in the Company retained by Danka US following consummation of the Transactions. Parent and Holdings further agree that they will use their respective reasonable efforts to determine the allocation of the total consideration (the "Consideration") transferred to each of the Subsidiaries pursuant to this Agreement for the U.S. Transferred Assets to meet the requirements of Section 1060 of the Code (as herein defined). To the extent the Consideration for the Transferred Assets of the U.S. Business is adjusted after the Closing Date, the parties agree to revise and amend any agreed Schedule and IRS Form 8594 in the same manner and according to the same procedure. Parent and Holdings each agree to prepare and file in a timely manner an IRS Form 8594 and other appropriate information, as required by
Section 1060 of the Code and pertinent regulations and Internal Revenue Service instructions, in accordance with any agreement between the parties as to the Consideration and allocation of the Consideration, with respect to those Transferred Assets and Permitted Liabilities required to be reflected on such Form. Holdings and Parent each agree to submit to the other a draft copy of any Form 8594 that Holdings or Danka US proposes to file with respect to the US Transferred Assets at least 45 days before the proposed filing date thereof and to jointly discuss and attempt to agree, in good faith, with respect to the contents thereof. Each party shall provide to the other party the final version of such Form and information promptly after filing. The parties shall follow a similar procedure with respect to the allocation of the Consideration among the assets transferred by the Foreign Subsidiaries under each of the other Ancillary Agreements. The agreed determination and allocation of the Consideration to the Transferred Assets, if any, shall be binding on Parent and Holdings and their respective Affiliates for all tax reporting purposes.

     1.10 Time and Place of Closing. The Closing of the Transactions (the "Closing") shall be consummated as set forth in Sections 1.1, 1.2 and 1.3 at 10:00 a.m. at the offices of Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois, 60606 on the third business day after the conditions set forth in Sections 4.1 and 4.2 (other than Section 4.1(d) and Sections 4.2(e) and (f)) shall be satisfied or waived, subject, however, to the provisions of Section 9.2. Notwithstanding the preceding sentence, if the condition of Closing set forth in
Section 4.1(g) and 4.2(h) with respect to any of the transfers of Transferred Assets and assumptions of Permitted Liabilities described in Sections 1.1(c)(iv), (vi), (viii) or (ix) has not been satisfied but all other conditions of Closing have been satisfied, (i) the Closing shall nonetheless take place with the exception of those transactions described in such sections as to which such conditions have not been satisfied, (ii) the obligations of Parent to cause the relevant New Foreign Subsidiary to acquire the Transferred Assets to be acquired by it shall, once the Closing occurs, be obligations of Holdings, and
(iii) the closing of such transaction (each, a "Foreign Closing") shall take place on the date which is three business days after the condition set forth in Sections 4.1(g) and 4.2(h) with respect to such transaction has been satisfied. The date on which the Closing shall occur is referred to herein as the "Closing Date" and the date on which a Foreign Closing shall occur is referred to herein as a "Foreign Closing Date".

     1.11 Purchase Price Adjustments

          (a) For purposes of this Agreement, the term "Net Working Capital" of the Business shall mean the excess of current and other assets of the Business as set forth on
     Schedule 1.11 over current liabilities of the Business as set forth on Schedule 1.11, computed in accordance with the methods, formulae, prorations and reserves, and the adjustments thereto, set forth in Schedule 1.11 hereto.

          (b) As soon as practicable, but in no event later than ninety (90) days after the Closing Date, Parent shall deliver to Holdings (the date of such delivery being the "Adjustment Date") a statement of the Net Working Capital for the Business as a whole (the "Statement"). The Statement shall (i) have been prepared by Parent and, if requested by either party, will be audited by KPMG, LLP ("KPMG") in accordance with United States generally accepted auditing standards and otherwise be in accordance with GAAP applied in a manner consistent with the Audited Annual Statements (as herein defined), as modified or supplemented pursuant to Schedule 1.11, and contain the auditor's opinions of KPMG, if the Statement is audited, (ii) exclude any assets of the Business which are not Transferred Assets and any liabilities of the Business which are not Permitted Liabilities, and (iii) set forth the Net Working Capital of the Business (the "Closing Date Net Working Capital"), as of the close of business on the Closing Date (disregarding (i) the Transactions and (ii) the Debt Financing (as herein defined)). In rendering the Statement, Parent and KPMG shall consult from time to time with Holdings and its auditors, PricewaterhouseCoopers ("PWC") and permit Holdings and PWC at the earliest practicable date access to and copies of the work papers and calculations related to the Statement.

          (c) Holdings may dispute the calculation of the Closing Date Net Working Capital only to the extent that Holdings asserts in good faith that the Statement was not prepared in accordance with GAAP applied in a manner consistent with the Audited Annual Statements, as modified or supplemented by Schedule 1.11, in which case Holdings' notification as set forth below shall be accompanied by a report of PWC, stating that such firm concurs with Holdings' assertion as set forth above. All such disputes shall be resolved in the following manner:

               (i) If Holdings disputes a calculation of the Closing Date Net Working Capital, or any portion thereof, Holdings shall notify Parent in writing within thirty (30) days after the Adjustment Date, and shall specify therein in detail the basis and reason for such dispute and the amount which is in dispute (the "Disputed Amount"), and such notice of dispute shall be accompanied by a certificate of PWC certifying that the positions taken by Holdings in such notice are in accordance with this Agreement and Schedule 1.11;

               (ii) During the thirty (30) day period following the date of such notice, Holdings and Parent shall attempt to resolve such dispute; and

               (iii) If at the end of the thirty (30) day period specified in clause (ii) above, the parties shall have failed to reach agreement with respect to such dispute, the dispute shall be referred to Ernst & Young (the "Accounting Firm"), for resolution. The Accounting Firm shall be instructed to resolve all disputes in accordance with GAAP applied in a manner consistent with the Audited Annual Statements, as modified or supplemented by Schedule 1.11. The Accounting Firm shall be instructed to use every reasonable effort to perform such services within sixty (60) days of the submission to it of the Statement and notice of dispute and, in any case, as soon as practicable after such submission. In connection with the resolution of any such dispute, the Accounting Firm shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Accounting Firm shall allow Holdings and Parent to present their respective positions regarding the dispute and shall thereafter as promptly as possible provide the parties hereto a written determination of the dispute, such written determination shall be final and binding upon the parties hereto, and judgment may be entered on the award. The Accounting Firm may, at its discretion, conduct a conference concerning the dispute with Holdings and Parent, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings. The Accounting Firm shall determine the proportion of its fees and expenses to be paid by each of Parent and Holdings, based primarily on the degree to which the Accounting Firm has accepted the positions of the respective parties.

          (d) Within five (5) business days after Holdings and Parent have resolved all disputes:

               (i) Holdings shall cause the Company to pay to Danka US, in immediately available funds, an amount equal to the difference (if any, and if a positive result) between (A) the Closing Date Net Working Capital minus (B) the Base Amount; or, alternatively,

               (ii) Parent shall cause Danka US to pay to the Company, in immediately available funds, an amount equal to the difference (if any, and if a positive result) between (1) the Base Amount, minus (2) the Closing Date Net Working Capital, in either case together with interest at a rate of 7% per annum for the period from the Closing Date to the date of such payment. The Base Amount as of May 31, 1999 shall equal $26,100,000; the Base Amount as of June 30, 1999 shall equal $24,000,000; and the Base Amount as of July 31, 1999 shall equal $25,700,000. If the Closing Date is not one of the foregoing three dates, then the parties shall determine in good faith the Base Amount as of the Closing Date. Notwithstanding the foregoing, if the difference between the Base Amount and the Closing Date Net Working Capital is less than $500,000, there shall be no adjustment pursuant to this paragraph (d), and no payments shall be made pursuant to such paragraph.

          (e) Any payments made under this Section 1.11 shall be paid in U.S. Dollars.

     1.12 Hypothetical Tax. The parties agree that the amounts otherwise due from any New Subsidiary shall be adjusted by a hypothetical tax cost or benefit (the "Hypothetical Tax") to such New Subsidiary as a result of income or losses, as the case may be, from operation by the Subsidiaries of the Business during the period from the Closing Date to the relevant Foreign Closing Date. The Hypothetical Tax shall be computed on a stand-alone basis, shall take into consideration only operating results and not gains or losses on asset transfers contemplated hereunder and shall not take into consideration any current or past losses or credits otherwise available to a Subsidiary. The tax rate used in computing the Hypothetical Tax shall be the maximum combined effective national, state and local rate, as shown on Schedule 1.12, provided, however, that, if, by reason of change in law, the actual rate in effect on the Closing Date or the date of the relevant Foreign Closing differs from the rate set forth on
Schedule 1.12, the actual rate shall be used.


                            ARTICLE II

                  Representations and Warranties

     2.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article II. All such representations and warranties shall survive the Closing (and none shall merge into any instrument of conveyance). All representations and warranties of Parent are made subject to the exceptions which are noted in the schedule delivered by Parent to Holdings concurrently herewith and identified by the parties as the "Disclosure Schedule"; however, any disclosure set forth on any particular schedule shall be deemed disclosed only for the purpose of such schedule and for such other schedules for which it is reasonably evident on the face of such disclosure that such disclosure is applicable to such other schedules.

     2.2 Holdings' Representations and Warranties. Holdings represents and warrants to Parent that:

          (a) Holdings is a limited liability company duly organized, existing and in good standing, under the laws of its state of organization.

          (b) Holdings has all necessary limited liability company power and authority to enter into and perform
     (x) this Agreement and (y) all documents and instruments to be executed by Holdings pursuant to this Agreement (collectively, "Holdings' Ancillary Documents"). The execution, delivery and performance of this Agreement and Holdings' Ancillary Documents by Holdings and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of managers or a duly appointed committee of the board of managers of Holdings; and no other limited liability company proceedings are necessary on the part of Holdings to authorize the execution, delivery and performance of this Agreement by Holdings and the consummation by Holdings of the transaction contemplated hereby. This Agreement has been duly executed and delivered by Holdings and constitutes a legal, valid and binding agreement of Holdings, enforceable against Holdings in accordance with its terms.

          (c) Except for the notifications, applications and filings listed in Schedule 2.2(c) (the "European Filings"), no consent, authorization, order or approval of, notice to, or filing or registration with, any governmental authority is required for the execution, delivery and performance by Holdings of this Agreement. No representation is made pursuant to this Section 2.2(c) or 2.2(d) as to any consent, authorization, notice, order, approval, filing, registration or any violation, conflict or breach which arises by reason of the regulatory status of Parent or the Subsidiaries or by reason of any facts pertaining to any of them.

          (d) Neither the execution and delivery of this Agreement and Holdings' Ancillary Documents by Holdings, nor the consummation by Holdings of the transactions contemplated hereby and thereby, will (with notice or lapse of time or both) violate, conflict with or result in a breach of any of the terms, conditions or provisions of Holdings' Certificate of Formation or Operating Agreement, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award applicable to Holdings.

          (e) Holdings is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which execution, delivery or performance by Holdings according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, and whereby timely performance by Holdings and according to the terms of this Agreement may be prohibited, prevented or delayed.

          (f) Neither Holdings nor any of its Affiliates has dealt with any person or entity who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Parent or any of its Affiliates (including the Subsidiaries) for arranging the transaction contemplated hereby or introducing the parties to each other. As used herein, an "Affiliate" is any person or entity which, at the time of determination, controls a party to this Agreement, which, at the time of determination, that party controls, or which, at the time of determination, is under common control with that party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

          (g) The committed capital of Holdings consists of 120,000,000 units, all of which have been subscribed for at a subscription price of $1.00 per unit, for an aggregate subscription price of $120,000,000 (the "Equity Financing"), which, subject to fulfillment of the conditions set forth in
     Section 4.2, will be used to pay the purchase price of the Common Units and the Preferred Units. Holdings has furnished to Parent a true and complete copy of the Operating Agreement of Holdings which contains the commitments of Holdings' members to subscribe for such units.

          (h) In order to finance the Transactions, Holdings , on behalf of the Company, has obtained a binding commitment letter from Credit Suisse First Boston for additional debt financing (the "Debt Financing"). Holdings has provided to Parent a copy of such commitment, which has not been amended or supplemented.

          (i) Holdings has been organized solely for the purpose of consummating the Transactions, has conducted no business or operations of any nature and has incurred no obligations or liabilities other than those created by or in connection with this Agreement. Holdings is its own "ultimate parent entity," as such term is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott-Rodino Act"), and the rules promulgated thereunder. Holdings is not a $10 million person, as determined under the Hart-Scott-Rodino Act and the rules promulgated thereunder.

          (j) After giving effect to the consummation of the Transactions, the assets of each of Holdings, the Company and each of the New Subsidiaries will exceed its liabilities and each of Holdings, the Company and each of the New Subsidiaries will have the financial resources and ability to pay and discharge its obligations as they become due.

     2.3  Parent's Representations and Warranties.  Subject to
Section 2.1, Parent represents and warrants to Holdings that:

          CORPORATE

          (a) Parent is a corporation duly organized and existing under the laws of England and Wales. Each of the Subsidiaries is a corporation duly organized and existing under the laws of its jurisdiction of organization. The Subsidiaries have all necessary corporate power and authority to conduct the Business as the Business is now being conducted. The Subsidiaries are the only subsidiaries of Parent which conduct any portion of, or own any of the assets of, the Business. Neither Parent nor any of its Affiliates other than the Subsidiaries directly owns any assets used primarily in the Business or conduct any portion of the Business nor are any of their employees engaged in the conduct of the Business.

          (b) Each Subsidiary has qualified as a foreign corporation, and is, to the extent applicable, in good standing, under the laws of all jurisdictions where the nature of the Business or the nature or location of its assets which are used in the Business requires such qualification except where the failures to so qualify and to be in good standing, in the aggregate, are not reasonably likely to have a Material Adverse Effect (as herein defined). For the purposes of this Agreement, "Material Adverse Effect" means either (i) a material adverse effect on the business, condition (financial or otherwise), assets, prospects or results of operations of the Business, taken as a whole or (ii) a material adverse effect on the timely performance, including any unreasonable delay therein, by Parent and the Subsidiaries of the Transactions. With respect to clause (i) above, except as such term is used in Sections 3.4(d) and 4.2(a) hereof, a Material Adverse Effect shall be deemed to include a loss, expense or cost to the Business in excess of $250,000.

          (c) Parent has all necessary corporate power and authority to enter into and perform (x) this Agreement and
     (y) all documents and instruments to be executed by Parent pursuant to this Agreement (collectively, "Parent's Ancillary Documents"). Subject to obtaining the Shareholder Approval, the Subsidiaries have all necessary corporate power and authority to enter into and perform the Ancillary Agreements and all documents and instruments to be executed by any Subsidiary pursuant to this Agreement and the Ancillary Agreements (collectively, the "Subsidiary Ancillary Documents") to which they are respective parties. The execution, delivery and performance of this Agreement and Parent's Ancillary Documents by Parent, the execution, delivery and performance of the Ancillary Agreements and the Subsidiary Ancillary Documents by the Subsidiaries, and the consummation of the transactions contemplated hereby and thereby, have been (or in the case of the Subsidiaries, will be) duly and validly approved by the board of directors of Parent and the boards of directors (or similar bodies) and shareholders of the Subsidiaries; and no other corporate proceedings or approvals are necessary on the part of Parent or any of the Subsidiaries to authorize the execution, delivery and performance of this Agreement by Parent and the Ancillary Agreements by the Subsidiaries and the consummation by Parent and the Subsidiaries of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.
     The Parent's Ancillary Documents when executed and delivered by Parent will be legal, valid and binding agreements of Parent enforceable against Parent in accordance with their terms. The Ancillary Agreements and the Subsidiary Ancillary Documents, when executed and delivered by the Subsidiaries, will constitute legal, valid and binding agreements of the Subsidiaries, enforceable against the respective Subsidiaries in accordance with their terms.

          (d) Except for the European Filings, and based on Holdings' representations and warranties set forth in
     Section 2.2(i), no consent, authorization, order or approval of, notice to, or filing or registration with, any governmental authority is required for the execution, delivery and performance of this Agreement, Parent's Ancillary Documents and the Ancillary Agreements and the Subsidiary Ancillary Documents and the consummation by Parent and the Subsidiaries of the transaction contemplated by this Agreement, Parent's Ancillary Documents and the Ancillary Agreements and the Subsidiary Ancillary Documents. No representation is made pursuant to this Section 2.3(d) or
     Section 2.3(e) as to any consent, authorization, notice, order, approval, filing, registration or any violation, conflict or breach which arises by reason of the regulatory status of Holdings or the New Subsidiaries or by reason of any facts pertaining to any of them.

          (e) Neither the execution and delivery and performance of this Agreement and Parent's Ancillary Documents by Parent, nor the execution and delivery and performance of the Ancillary Agreements and the Subsidiary Ancillary Documents by the Subsidiaries, nor the consummation by Parent and the Subsidiaries of the transactions contemplated hereby and thereby, will (with notice or lapse of time or both) violate, conflict with or result in a breach of any of the terms, conditions or provisions of the Memorandum of Association or Articles of Association of Parent or the organizational documents of any of the Subsidiaries, or of any law, permit, statute or administrative regulation of, or agreement with, any federal, state, or local governmental authority, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award.

          (f) Since the date of filing of its Articles of Organization and up to and including the Execution Date, the sole membership interest in the Company has been held by Danka US. As of the Closing Date, pursuant to articles of amendment to be filed with the Secretary of State of the State of New York pursuant to Section 3.2(c)(ii), the authorized capital of the Company will consist of 1,363,875 preferred units and 23,260,000 common units, of which one common unit will be issued and outstanding and owned by Danka US. There are no equity interests of the Company of any other class authorized, issued or outstanding. The issued and outstanding membership interests in the Company have been validly issued and are owned beneficially and of record by Danka US, free and clear of all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, equities, encumbrances, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued units or other securities of the Company obligating the Company to issue any securities of any kind. The Company's articles of organization were filed with the New York Secretary of State on October 7, 1996.

          FINANCIAL

          (g) Copies of the combined balance sheet and statements of income and cash flows (together with any supplementary information thereto) of the Business, as of and for each of the years ended March 31, 1998 and March 31, 1999, are contained in the Disclosure Schedule. Such financial statements are referred to herein collectively as the "Financial Statements." The Financial Statements have been prepared from the books and records of the Subsidiaries and present fairly, in all material respects, the financial position of the Business as of the date thereof, and the results of operations and cash flows of the Business for the period covered by said statements, in accordance with GAAP, consistently applied, subject to (i) the omission of footnote disclosures required by GAAP; and (ii) any adjustments which may be required pursuant to the audits required by Section 3.2(a).

          (h)  Intentionally omitted.

          (i) The Company has no obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet. Since its formation, the Company has not operated or carried on any business.

          (j) The Subsidiaries have full legal and beneficial title to, and the corporate power to transfer and/or sell, the Transferred Assets owned by them respectively, and Danka US, following the Reorganization Transactions and the Recapitalization Transactions, will have full legal and beneficial title to, and the corporate power to transfer and/or sell, the Preferred Units and the Common Units, free and clear of any liens, claims, encumbrances, mortgages, pledges, security interests, easements, rights of way, covenants, restrictions, rights, options, conditional sales or other title retention agreements of and kind or nature (collectively, "Liens") except for the following:
     (i) statutory liens for Taxes (as herein defined) not yet due and payable, (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and payable and which, in the aggregate, do not materially detract from the value or use of the Transferred Assets;
     (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and (iv) minor irregularities of title which do not in the aggregate materially detract from the value or use of the Transferred Assets or materially impair the conduct of the Business (collectively, "Permitted Liens").

          (k) (i) For purposes of this Agreement, the term "Taxes" means all Federal, state, local, foreign and other income, sales, use, ad valorem, withholding, gross receipts, excise, asset, franchise, property, alternative minimum, capital duty, employment, social security (or its equivalent), goods and services, value added, transfer or other taxes, customs duties or tariffs, fees, assessments or charges of any kind, together with any interest and any penalties with respect thereto, and the term "Tax" means any one of the foregoing Taxes; the term "Code" means the Internal Revenue Code of 1986, as amended.

               (ii) There have been filed on a timely basis all material returns required to be filed by Parent and the Subsidiaries on or prior to the date hereof pertaining to (x) the Assumed Taxes, and (y) Taxes in Belgium, Italy and Germany (provided that in Germany, this representation is made only with respect to wage taxes, trade taxes and VAT) relating to the Business, except for such returns which, in the aggregate, are not reasonably likely to have a Material Adverse Effect. There have been filed on a timely basis all material returns required to be filed by the Company which pertain to Taxes.

               (iii) With respect to all amounts in respect of Assumed Taxes imposed upon any of the Subsidiaries, or for Assumed Taxes for which any of Parent and the Subsidiaries is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws have been complied with, and all such amounts required to be paid by the applicable Subsidiaries to taxing authorities on or before the date hereof have been paid, except for such failures to so comply or to so pay such amounts that in the aggregate are not reasonably likely to have a Material Adverse Effect. With respect to all amounts in respect of Taxes imposed upon the Company, with respect to all taxable periods or portions of periods ending on or prior to the Closing Date, all applicable tax laws have been complied with, and all amounts required to be paid by the Company to taxing authorities on or before the date hereof have been paid.

               (iv) There are at present no pending tax audits, assessments or other proceedings relating to (x) Assumed Taxes or the assets pertaining thereto; or (y) Taxes in Belgium, Italy and Germany (provided that in Germany, this representation is made only with respect to wage taxes, trade taxes and VAT) relating to the Business, and neither Parent nor any of the Subsidiaries has received any written notice of any such proceeding.

               (v) Parent has provided to Holdings copies of all relevant portions of private rulings and closing agreements which impact Taxes of the Business or any of the Transferred Assets or the Permitted Liabilities.

               (vi) There has been no claim of nexus or other taxing authority with respect exclusively to the Business by any tax jurisdiction in which Parent or the appropriate Subsidiary does not file returns relating to the Business.

               (vii) None of the Transferred Assets to be transferred by any of the Foreign Subsidiaries is a "United States real property interest," within the meaning of section 897(c) of the Code.

               (viii) As of the Closing Date and each Foreign Closing Date, as appropriate, each of the Foreign Subsidiaries shall have made all payments of VAT (as defined herein) due and payable with respect to the conduct of the Business, shall have filed all returns and reports required to have been filed prior to such date and shall have complied with all applicable provisions relating to VAT.

               (ix) Each of the Transferred Assets transferred by Danka US to the New U.S. Subsidiary was acquired by Danka US from KIS Imaging Services, Inc. or in taxable asset acquisitions after 1993.

               (x) Except as set forth on Schedule 2.3(k)(x) of the Disclosure Schedule, no Tax elections have been filed by the Company.

               (xi) The Company does not have an overall foreign loss, as defined in Section 904(f)(2) of the Code.

               (xii) There is no agreement, plan, arrangement or other contract covering any employee or independent contractor of the Business that could give rise to the payment of any amount that could not be deductible pursuant to Section 280G of the Code.

               (xiii) At all times since its organization, the Company has been a disregarded entity, as determined under Section 7701 of the Code.

          CONDUCT OF BUSINESS

          (l) Since December 31, 1998, (I) other than changes resulting from either changes in general economic conditions or changes affecting the Business' industry generally, no event or events have occurred which have had or are reasonably likely to have a Material Adverse Effect and
     (II) none of Parent and the Subsidiaries has, with respect to the Business:

               (i) sold or transferred any material portion of its assets or property except for (A) sales of inventory in the usual and ordinary course of business, and (B) cash applied in payment of the Subsidiaries' respective liabilities in the usual and ordinary course of business, and except as permitted by this Agreement;

               (ii) suffered any loss, or any material
          interruption in use, of any material assets or property
          (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

               (iii) waived any material rights other than in the ordinary course of business;

               (iv) without limitation of any of the foregoing, conducted its business and operations other than in the usual and ordinary course of business consistent with past practice (this clause (iv) shall not be deemed to be breached by virtue of the entry by Parent into this Agreement or by the Subsidiaries into the Ancillary Agreements or its or their consummation of the transactions contemplated hereby and thereby).

     Notwithstanding the foregoing, Parent and the Subsidiaries, in response to the liquidity problems of Parent and certain of its subsidiaries, have accelerated collections of accounts receivable, extended payments of accounts payable, and deferred certain capital expenditures, for the purpose of increasing the net cash flow of the Business.

          CONTRACTS

          (m) As used herein, the term "Material Contracts" refers to the following undischarged written and, to Parent's knowledge, oral, contracts, agreements, leases and other instruments to which Parent or any of the Subsidiaries is a party with respect to the Business:

               (i) agreements for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee or former employee of any of the Subsidiaries who is or was employed in the conduct of the Business (provided that with respect to non-U.S. Subsidiaries, the Disclosure Schedule only lists such agreements for those individuals whose annual salary exceeds the equivalent of $50,000);

               (ii) consulting agreements pertaining to the conduct of the Business;

               (iii) collective bargaining agreements covering employees employed in the conduct of the Business or in respect of which Holdings, the Company or any of the New Foreign Subsidiaries or any of their Affiliates will be bound by reason of the Transactions, and agreements with trade unions and work councils;

               (iv) plans or contracts or arrangements providing for incentive compensation, equity (or equity based) compensation and deferred compensation;

               (v) agreements restricting in any manner the Business' right to compete with any other person or entity, restricting the Business' right to sell to or purchase from any other person or to employ any person, or restricting the right of any other party to compete with the Business or the ability of such person or entity to employ any of the Subsidiaries' respective employees employed in the conduct of the Business;

               (vi) agreements between any of the Subsidiaries and any of their respective Affiliates relating to the Business, including with respect to the purchase of goods or the performance of services;

               (vii) agreements of agency, representation, distribution, or franchise relating to the Business which cannot be canceled by any of the Subsidiaries without payment or penalty upon notice of sixty (60) days or less;

               (viii) service agreements affecting any of the Transferred Assets where the annual service charge is in excess of $50,000 or has an unexpired term as of the Closing Date in excess of one year;

               (ix) guaranties, performance, bid or completion bonds, or surety or indemnification agreements with respect to the Business;

               (x)  leases or subleases with respect to the
          Business, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles to be assigned to the New Subsidiaries pursuant to this Agreement, where the lease or sublease provides for an annual rent in excess of (A) $25,000 and has an unexpired term as of the Closing Date in excess of one year or (B) $50,000;

               (xi) agreements between Parent or the relevant Subsidiaries and any person granting any right to use, license or sublicense, or practice any right under the Intellectual Property (other than with respect to "off-the-shelf" Software); and

               (xii) any other agreements related to the Business which is to be assigned to any of the New Subsidiaries under this Agreement (including, without limitation, agreements with customers, vendors and suppliers) which provides for the receipt or expenditure by or any of the New Subsidiaries after such assignment of more than $100,000, except purchase orders for the purchase of goods by, or the rendering of services to, the Business, in the ordinary course of business.

     The Disclosure Schedule contains a list of Material Contracts as of the date hereof. All Material Contracts are binding upon the parties thereto. Parent has made available to Holdings copies of all written Material Contracts. No default (or event which with notice or lapse of time or both would be a default) by any of the Subsidiaries has occurred thereunder and, to Parent's knowledge, no default (or event which with notice or lapse of time or both would be a default) by the other contracting parties has occurred thereunder, except for such defaults which in the aggregate are not reasonably likely to have a Material Adverse Effect. Parent is not a party to any undischarged Material Contract on behalf of the Business.

          (n) With the exception of provisions in contracts, leases, licenses and other instruments which prohibit the assignment of the Subsidiaries' respective rights thereunder without the consent of the other party thereto, neither the execution, delivery and performance of this Agreement and Parent's Ancillary Documents by Parent, nor the execution, delivery and performance of the Ancillary Agreements and the Subsidiary Ancillary Documents by the Subsidiaries, nor the consummation by Parent and the Subsidiaries of the transactions contemplated hereby and thereby, will (with notice or lapse of time or both) violate, conflict with or result in a breach of any of the terms, conditions or provisions of or result in (or give any party any right of) acceleration, termination or cancellation of any of the terms of any contract, lease, license, agreement, indenture, mortgage, debenture, note or other instrument related to the Business, which violations, conflicts, or results would in the aggregate be reasonably likely to have a Material Adverse Effect (it being understood that, in the absence of the Bank Consent (as herein defined), the performance by Parent and the Subsidiaries of this Agreement, Parent's Ancillary Documents, the Ancillary Agreements and the Subsidiary Ancillary Documents will result in a violation of the Credit Agreement (as herein defined)).

          (o) The Disclosure Schedule contains a list of all licenses, permits, registration and governmental approvals (the "Permits") (other than Environmental Permits, which are exclusively provided for in Section 2.3(t)) held by the Subsidiaries as of the Execution Date with respect to the Business. The Subsidiaries possess all Permits which are required in order for the Subsidiaries to conduct the Business as presently conducted, except where the failure to possess such Permits would not in the aggregate be reasonably likely to have a Material Adverse Effect. All Permits possessed by the Subsidiaries of a type referred to in the preceding sentence are, to the extent legally transferable without governmental approval, being transferred to the New Subsidiaries at the Closing and the Foreign Closings (as the case may be).

          EMPLOYEES

          (p) With respect to employees of the Subsidiaries employed in the conduct of the Business:

               (i) As used herein, the term "Pension Plans" refer to all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) that are sponsored, maintained, or contributed to or required to be contributed to by the Parent, a Subsidiary or by any trade, or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Parent or a Subsidiary would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which Parent, a Subsidiary or an ERISA Affiliate is a party, whether written or oral, for the benefit of employees or former employees of the U.S. Business. No Pension Plan is a multiemployer plan (as defined in Section 3(37) of ERISA);

               (ii) the Disclosure Schedule contains a true and complete list of those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) that are sponsored, maintained, or contributed to or required to be contributed to by the Parent, a Subsidiary or an ERISA Affiliate for the benefit of employees or former employees of the U.S. Business (the "Welfare Plans");

               (iii) neither Danka US nor any ERISA Affiliate of Danka US has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any pension plan subject to Title IV of ERISA; there is currently no active filing by Danka US or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any pension plan subject to Title IV of ERISA maintained or funded, in whole or in part, by Danka US or any ERISA Affiliate; and neither Danka US nor any ERISA Affiliate has made a complete or partial withdrawal from a multiemployer plan resulting in withdrawal liability, as such term is defined in
          Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either
          Section 4207 or 4208 of ERISA); no liability under Title IV or section 302 of ERISA has been incurred by Parent, a Subsidiary or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent, a Subsidiary or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the PBGC (which premiums have been paid when due). Insofar as the representation made in this section 2.3(p)(iii) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Parent, a Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing Date;

               (iv) the consummation of the Transactions will not, either alone or in combination with another event,
          (i) entitle any current or former employee or officer of Parent, a Subsidiary or any ERISA Affiliate to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) constitute a "change in control" triggering the payment of additional benefits to any employee of Parent, any Subsidiary or any ERISA Affiliate;

               (v)  there has been no material failure of a
          Welfare Plan that is a group health plan (as defined in section 5000(b)(l) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code). With respect to the U.S. Business, neither the Parent nor any Subsidiary has contributed to a nonconforming group health plan (as defined in section 5000(c) of the Code) and no ERISA Affiliate of the Parent or any Subsidiary has incurred a tax under section 5000(e) of the Code which is or could become a liability of the Parent or a Subsidiary;

               (vi) there are no pending or, to Parent's knowledge, threatened claims by or on behalf of any Welfare Plan or any Pension Plan, by any employee or beneficiary covered under any such plan, or otherwise involving any such plan (other than routine claims for benefits);

               (vii) with respect to any plan, arrangement, contract or other program for the purpose of providing or otherwise making available retirement benefits to employees of the Subsidiaries which is not an Excluded Liability pursuant to Section 1.8(i) (collectively, "Non-U.S. Plans"), each Non-U.S. Plan is in compliance in all material respects with the provisions of all laws applicable to each such Non-U.S. Plan and each Subsidiary has accrued or paid contributions for or otherwise taken into account on its books and records all pension, welfare or retirement liabilities required to be accrued, contributed or otherwise taken into account under the laws applicable to each Non-U.S. Plan. The Subsidiaries have filed, or will have filed prior to the Closing Date, all reports or other documents with respect to each Non-U.S. Plan required by the law applicable to each such Non-U.S. Plan;

               (viii) there is no union representing the employees of the U.S. Business and no request for union representation pending, or to Parent's knowledge, threatened against the Business;

               (ix) there are no pending or, to Parent's knowledge, threatened, material unfair labor practice charges or employee grievance charges with respect to the Business;

               (x) the Disclosure Schedule contains a list of all employees of the Subsidiaries employed in the conduct of the Business as of November 30, 1998, whose annual salaries exceed $50,000 and said list correctly reflects their base salaries, bonuses, dates of employment and positions;

               (xi) except as set forth in the Disclosure
          Schedule, since the enactment of the WARN Act, none of the Subsidiaries has effectuated a "plant closing" or "mass layoff" (as defined in the WARN Act or any similar state, local or foreign law or regulation) affecting any site of employment of the Business or one or more facilities or operating units within any site of employment or facility of the Business, without complying with the WARN Act or similar state, local or foreign law or regulation, and, during the ninety day period preceding the date hereof, none of the Subsidiaries' employees in the Business has suffered an "employment loss" (as defined in the WARN Act or any similar state, local or foreign law or regulation).

          LITIGATION AND CLAIMS

          (q) There is no litigation, arbitration or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to Parent's knowledge, threatened, against Parent or its Affiliates or (without limiting the generality of the foregoing) any of the Subsidiaries or, to Parent's knowledge, any of their respective employees, officers or directors with respect to or affecting the Business, and except for those which, if decided adversely to such party or the applicable Subsidiary would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. There is no such litigation, proceeding or investigation pending, or to Parent's knowledge, threatened, against Parent or its Affiliates or any of the Subsidiaries with respect to the consummation of the transaction contemplated hereby, or the use of the Transferred Assets (whether used by any of the New Subsidiaries after the Closing or by any of the Subsidiaries prior thereto).

          (r) Neither Parent nor any Subsidiary is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) except for those the enforcement of which or compliance with which, in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

          (s) Except for laws, rules and regulations relating to the environment (which are exclusively provided for in Section 2.3(t) hereof), neither Parent nor any of the Subsidiaries, is (or since December 31, 1996 has been), with respect to the Business, in violation of, or delinquent in respect of, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any federal, state or local governmental authority (or to which the properties, assets, personnel, business activities of the Business or the Leased Premises are subject or to which it, itself, with respect to the Business, is subject), including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, and discrimination, except for such violations or delinquencies which in the aggregate are not reasonably likely to have a Material Adverse Effect.

          ENVIRONMENTAL MATTERS

          (t) (i) The Subsidiaries, with respect to the Business, have obtained all permits, licenses and other authorizations that are required under the Environmental Laws ("Environmental Permits") for
          (A) the operation of the Business and (B) the ownership, use and operation of each location owned, operated or leased by the Subsidiaries; all such permits, licenses and authorizations are in effect; no appeal nor any other action is pending to revoke any such permit, license or authorization; and the Subsidiaries are in full compliance with all terms and conditions of all such permits, licenses and authorizations. The Disclosure Schedule contains a complete and accurate list of all Environmental Permits held by the Subsidiaries with respect to the Business.

               (ii) The Subsidiaries, with respect to the Business, have been and are in compliance with all applicable Environmental Laws.

               (iii) Parent has heretofore made available to Holdings true and complete copies of all environmental studies made by or on behalf of Parent relating to each location owned, used or operated by the Subsidiaries in connection with the Business, to the extent that such studies are in the possession of Parent or the Subsidiaries.

               (iv) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, order, decree, judgment, notice or demand letter existing or pending, or to the knowledge of Parent, threatened, relating to the Subsidiaries with respect to the Business or any property currently or formerly owned, operated or leased by the Subsidiaries in connection with the Business, relating in any way to the Environmental Laws.

               (v) The Subsidiaries have not, and to Parent's knowledge, no other person has, Released, discharged, or otherwise disposed, of any Hazardous Substances on, beneath or adjacent to any property formerly owned, operated or leased by the Subsidiaries in connection with the Business, except for Releases of Hazardous Substances subject to a permit or authorization pursuant to or otherwise in conformity with applicable Environmental Law.

               (vi) No employee of the Subsidiaries in the course of his or her employment with a Subsidiary, in connection with the Business, has been exposed to any Hazardous Substances during the course of his or her employment which is reasonably likely to give rise to any claim against any of the Subsidiaries.

               (vii) The Subsidiaries, in connection with the Business, have not received any notice or order from any governmental agency or private or public entity advising them that they are responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances and none of the Subsidiaries, in connection with the Business, has entered into any agreements concerning such Cleanup, nor are the Parent or any of the Subsidiaries, in connection with the Business, aware of any facts which might reasonably give rise to such notice, order or agreement.

               (viii) None of the Subsidiaries, in connection with the Business, have entered into any contract, lease, consent order or judgment or other agreement that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person for or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws (it being understood and agreed that none of such agreements, and none of the obligations thereunder, constitute Transferred Assets or Permitted Liabilities).

               (ix) For purposes of this Agreement, the following terms have the meanings ascribed herein:

                    (A)  "Cleanup" shall mean all actions
               required to (1) clean up, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment, (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (3) perform pre-remedial studies and investigations and post-remedial monitoring and care, (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential clean up, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment or
               (5) any administrative, judicial, or other proceedings related to the above.

                    (B)  "Environmental Laws" shall mean all
               foreign, federal, state and local laws, statutes, codes, regulations, rules, ordinances, bylaws, decrees, directives, technical norms, orders, decisions of a tribunal and common law in effect as of the Execution Date, relating to pollution or protection of the environment or human health and safety, including, without limitation, laws relating to (1) Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances; (2) record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and (3) endangered or threatened species of fish, wildlife and plants and the management, use, impairment or loss of natural resources.

                    (C)  "Hazardous Substances" shall mean (i)
               any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or
               (iii) any other chemical, material, agent or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

                    (D) "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including, without limitation, the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

          LEASED PREMISES

          (u) None of Parent or the Subsidiaries owns any real estate which is used in the conduct of the Business. The Leased Premises are leased to the Subsidiaries pursuant to written leases, true and complete copies of which have been made available to Holdings. None of the Subsidiaries is in default under any term of any agreement relating to the Leased Premises nor, to Parent's knowledge, is any other party thereto in default thereunder, except for such defaults which in the aggregate are not reasonably likely to have a Material Adverse Effect.

          INTELLECTUAL PROPERTY

          (v)  With respect to the Intellectual Property:

               (i) A Subsidiary is the owner of or has rights to use all of the Intellectual Property;

               (ii) the Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign copyright registrations, copyright applications, patents and patent applications, trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks included within the Intellectual Property, excluding those trademarks, service marks and Internet domain names containing the term "Danka," owned by or under obligation of assignment to any Subsidiary;

               (iii) except with respect to unregistered trademarks and service marks, each owner listed on the Disclosure Schedule is listed in the records of the appropriate governmental entity as the sole owner of record (except as otherwise indicated in the Disclosure Schedule);

               (iv) the Disclosure Schedule lists all Software, as defined hereinafter, which is owned ("Proprietary Software") or licensed, leased or otherwise used in the Business (other than "off-the-shelf" software) and identifies which Software is owned, licensed, leased or otherwise used, as the case may be;

               (v) the Disclosure Schedule sets forth a complete and accurate list of all agreements (other than agreements with respect to "off-the-shelf" software) between any Subsidiary, on the one hand, and any person, on the other hand, granting any right to use or practice any rights under any of the Intellectual Property (collectively, "Intellectual Property Licenses");

               (vi) the conduct of the Business and the exercise of rights relating to the Intellectual Property, including without limiting the generality of the foregoing, the content of any web site which constitutes a Transferred Asset, does not infringe upon or otherwise violate, intellectual property rights of any Person;

               (vii) to Parent's knowledge, no person is infringing upon or otherwise violating any of the Intellectual Property;

               (viii) neither Parent nor any Subsidiary has received notice of any claims, and, to Parent's knowledge, there are no pending claims, of any persons relating to the scope, ownership or use of any of the Intellectual Property;

               (ix) each copyright registration, patent and registered trademark and application therefor listed on the Disclosure Schedule is in proper form, not disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions except with respect to use requirements as to trademarks;

               (x) no Subsidiary has licensed or sublicensed its rights in any of the Intellectual Property or received or granted any such rights, other than pursuant to Intellectual Property Licenses; and

               (xi) all Proprietary Software set forth in the Disclosure Schedule was either developed (a) by employees of Parent or a Subsidiary within the scope of their employment; or (b) by independent contractors who have assigned their right to a Subsidiary pursuant to written agreements.

     As used herein "Software" means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code, (ii) databases and computations, including any and all data and collections of data, (iii) all documentation, including user manuals and training materials, relating to any of the foregoing, and (iv) the content and information contained in any Web site which content and information relate exclusively to the Business.

          (w) (i) To Parent's knowledge, no Date Data and no Date-Sensitive Systems used by Parent and the Subsidiaries with respect to the Business fails to be Year 2000 Compliant (as defined below), where such failure would be reasonably expected to have a Material Adverse Effect.

               (ii) Parent or the Subsidiaries have sought written representations or assurances from each person that (A) provides Date-Sensitive Systems or Date Data to the Parent or the Subsidiaries which is material to the Business, (B) processes in any way Date Data for the Parent or the Subsidiaries which is material to the Business or (C) otherwise provides any material product or service to the Parent or the Subsidiaries with respect to the Business, that all of such entity's Date Data and Date-Sensitive Systems are Year 2000 Compliant, in each case except where the failure to be Year 2000 Compliant would not be reasonably likely to have a Material Adverse Effect.

                (iii) As used herein, "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "Date-Sensitive System" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that uses or processes any Date Data and that is installed, in development or on order by the Parent or any of the Subsidiaries for their internal use or for the use of third parties, or which the Parent or any of the Subsidiaries sell, lease, license, assign or otherwise provide to any third party. "Year 2000 Compliant" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates, including for those before, on or after December 31, 1999 and (ii) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, without loss of any functionality or performance, including but not limited to calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware.

          GENERAL

          (x) The Transferred Assets are sufficient to conduct the Business as it is presently being conducted, and the Transferred Assets conveyed to the New Subsidiaries on the Closing Date will be sufficient to enable the New Subsidiaries to continue to conduct the Business as it is presently being conducted.

          (y) Neither Parent, nor any of its Affiliates, has dealt with any person or entity who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Holdings for arranging the transaction contemplated hereby or introducing the parties to each other.

          (z) Parent and/or an Affiliate of Parent has received the opinion of Wasserstein, Perella & Co., Inc. ("WP"), dated as of the Execution Date, to the effect that, as of the Execution Date, the consideration to be received by the Subsidiaries pursuant hereto is fair from a financial point of view.

          (aa) The Disclosure Schedule sets forth correct and complete lists of (i) the thirty (30) largest (by dollar volume) customers of the Business during the fiscal year most recently completed prior to the Execution Date and (ii) the thirty (30) largest (by dollar volume) vendors of the Business during the calendar year most recently completed prior to the Execution Date. Except as set forth in the Disclosure Schedule, to the knowledge of Parent, there are no outstanding material disputes with any customer or vendor listed on the lists provided pursuant to the immediately preceding sentence and no such customer or vendor has refused to continue to do business with the Business or has stated its intention not to continue to do business with the Business.

          (bb) To Parent's knowledge, neither Parent nor any Subsidiary nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of the Business, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable foreign, federal or state law; or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts.

          (cc) After giving effect to the closing of all of the Transactions on the Closing Date, (a) the assets of Parent and each of the Subsidiaries will exceed their respective liabilities and (b) Parent and each of the Subsidiaries will be solvent, will be able to pay their debts as they mature, will own property with fair saleable value greater than the amount required to pay their debts and will have capital sufficient to carry on their business (if any) as then constituted.

     2.4 Limitation on Warranties. No inaccuracy in any of the subparagraphs of Section 2.3(p), (t) or (v) shall give rise to any breach of any of the representations and warranties therein contained except to the extent that such inaccuracy, individually or in the aggregate, would: (i) be reasonably likely to have a Material Adverse Effect; or (ii) result in an increase in a Permitted Liability beyond that which would have existed in the absence of such inaccuracy. Except as set forth in Section 2.3, Parent makes no express or implied warranty of any kind whatsoever, including with respect to (a) any information furnished by Parent or its financial advisor, WP, or any of Parent's other representatives or agents, (b) the physical condition or value of any of the Transferred Assets or (c) the future profitability or future earnings performance of the Business. Except as set forth in Section 2.3, Holdings agrees that neither Parent nor any other person or entity shall have any liability to Holdings or any other person resulting from the distribution of any information to Holdings, or Holdings' use of any information, documents or materials made available to Holdings in any form. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

     2.5 Definition of Knowledge. For the purposes of this Agreement, the knowledge of Parent shall be deemed to be limited to the actual knowledge as of the Closing Date of Larry Switzer, Mark Wolfinger, David Berg and L. Jean Berry, in each case without giving effect to imputed knowledge.

                           ARTICLE III

                   Conduct Prior to the Closing

     3.1 General. Parent and Holdings shall have the rights and obligations with respect to the period between the date hereof and the Closing Date, inclusive, which are set forth in the remainder of this Article III.

     3.2 Parent's Obligations. The following are Parent's obligations:

          (a) As soon as reasonably practicable after the Execution Date, but in no event later than May 31, 1999, Parent shall deliver to Holdings (i) financial statements for the Business as of and for the year ended March 31, 1998 (the "Audited 1998 Financial Statements"), and
     (ii) financial statements for the Business as of and for the year ended March 31, 1999 (the "Audited 1999 Financial Statements"), each audited by KPMG. The Audited 1998 Financial Statements and the Audited 1999 Financial Statements (collectively, the "Audited Annual Statements") shall have been prepared in accordance with GAAP applied in a manner consistent with the Financial Statements, as modified or supplemented pursuant to Schedule 1.11. Each of the Audited Annual Statements shall be addressed to Parent. In rendering the Audited Annual Statements, Parent and its auditors shall consult from time to time with Holdings and PWC and permit Holdings and PWC at the earliest practicable date (i) access to and copies of the work papers and calculations related to the Audited Annual Statements and
     (ii) to provide comments to KPMG as to whether, in their opinion, the audit of the Audited Annual Statements complies with the requirements of this Agreement.

          (b) Subject to applicable law and privilege, Parent shall give, and shall cause the Subsidiaries to give, to the officers, employees, attorneys, consultants, accountants and lenders of Holdings' and Schroder Ventures reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of Parent and the Subsidiaries relating to the Business and shall furnish to Holdings such information as Holdings may at any time and from time to time reasonably request.

          (c)  Parent shall:

               (i) cause to be formed or shall acquire (by way of purchase of a "shelf" corporation or other entity), the New Subsidiaries. Parent shall cause the Company to subscribe for equity interests in the New Subsidiaries in such amounts as required under applicable law. Prior to the Closing Date, no New Foreign Subsidiary shall incur any liabilities of any kind or nature, except such liabilities as are incident to the Transactions;

               (ii) cause the articles of organization of the Company to be amended and restated such that (x) the Company's authorized capital shall consist of 1,363,875 preferred units and 23,260,000 common units, each with the preferences and rights described in Exhibit C hereto; (y) the outstanding membership interest in the Company held by Danka US is converted into one common unit of the Company; and (z) the Company is authorized to hold the equity interests in the New Subsidiaries and otherwise participate in the Transactions. as contemplated by this Agreement; and

               (iii)  cause Danka US to prepare and sign an
          Entity Classification Election (Form 8832) under
          Section 7701 of the Code to cause the Company to elect to be classified as an association taxable as a corporation, effective as of the day prior to the Closing Date (the "Company Election), such election to be filed by Holdings in accordance with Section 6.3(e).

          (d) Parent shall use reasonable efforts and make every good faith attempt (and Holdings shall cooperate with Parent) to obtain the consents to the assignment of, or alternate arrangements satisfactory to Holdings with respect to, the contracts, leases, or other instruments which constitute Transferred Assets, including without limitation those which are enumerated in Exhibit D attached hereto (the "Material Consents") (it being understood and agreed that Parent shall bear up to an aggregate of $500,000 of any fees or other charges (other than incidental filing fees and costs) imposed to obtain third party consents (including Material Consents) and the assignment of Permits (including Material Permits).

          (e) Parent shall use reasonable efforts and make every good faith attempt (and Holdings shall cooperate with Parent) to obtain the consents to the assignment of, or the issuance to a New Subsidiary of a replacement Permit with respect to, all Permits, including without limitation those Permits which are enumerated in Exhibit E attached hereto (the "Material Permits") (it being understood and agreed that Parent shall bear up to an aggregate of $500,000 of any fees or other charges (other than incidental filing fees and costs) imposed to obtain third party consents (including Material Consents) and the assignment of Permits (including Material Permits).

          (f) Parent shall cause the Subsidiaries to carry on the Business in the usual and ordinary course of business, consistent with past practices (but in no event shall this Section 3.2(f) be deemed to permit the Subsidiaries to continue to engage in the practices described in the final sentence of Section 2.3(l)).

          (g) Parent shall, and shall cause the Subsidiaries to, cooperate with Holdings and any Affiliate of Holdings to (i) engage in such discussions with the customers of the Business, as Holdings may reasonably request, relating to the Transactions and (ii) as Holdings may reasonably request, facilitate the smooth transition of ownership of the business to Holdings, the Company and the New Subsidiaries.

          (h) Parent shall use reasonable efforts and make every good faith attempt (and Holdings shall cooperate with Parent) to obtain the consents (the "Bank Consents") required pursuant to that certain Credit Agreement (the "Credit Agreement") dated as of December 5, 1996 among Parent, Dankalux Sarl & Co. SCA, Danka Holding Company, certain banks signatory thereto (the "Banks") and NationsBank, National Association, as agent for such Banks (in such capacity, the "Bank Agent"), as amended, with respect to the consummation of the Transactions. The Credit Agreement, and all amendments and waivers thereto (as listed in Schedule 3.2(h)) represent all credit agreements for which a consent is required from any bank with respect to consummation of the Transactions by Parent or any of the Subsidiaries.

          (i) Except as expressly approved in writing by Holdings, and without limiting the generality of any other provision of this Agreement, neither Parent nor any of the Subsidiaries shall, with respect to the conduct of the
     Business:

               (i)  prepay any material obligations of the
          Business;

               (ii) other than in the ordinary course of business consistent with past practice, establish, adopt, enter into or amend any collective bargaining agreement, increase the compensation payable to any employee employed in the conduct of the Business, increase compensation payable to any officer of the Business, enter into any employment, deferred compensation, termination, severance or similar agreement (or any amendment to any such existing agreement) with any director, officer or employee engaged in the Business (other than, for non-U.S. Subsidiaries, any such agreement with any employee whose annual salary is less than $50,000), increase the benefits payable under any existing severance or termination pay policies or agreements or adopt any new employee benefit or pension plan;

               (iii) other than in the ordinary course of business consistent with past practice, transfer any employee of the Business to any other business of Parent or any Affiliate, or transfer any employee of any other business of Parent or any Affiliate to the Business;

               (iv) sell, transfer, assign, lease or otherwise dispose of any material asset or property of the Business except for (A) sales of Inventory in the usual and ordinary course of business and (B) application of cash in payment of liabilities of the Business in the usual and ordinary course of business;

               (v) change any method of accounting or accounting practice;

               (vi) fail to maintain Inventories and Fixed Assets of the Business at current levels, except for sales or acquisitions of Inventories and acquisitions of Fixed Assets in the ordinary course of business, and maintain the properties of the Business in good repair, order and condition, reasonable wear and tear excepted;

               (vii) fail to maintain and keep in full force and effect all insurance on assets and property or for the benefit of employees of the Business, all liability and casualty insurance, and all bonds on personnel, presently carried;

               (viii) subject to the limitations contained herein, fail to preserve intact the organization and reputation of the Business and to keep available the services of the present executives, employees and agents of the Business and to preserve the goodwill of suppliers, customers (including reasonable efforts to maintain in effect existing customer contracts) and others having business relationships with the Business;

               (ix) fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

               (x) enter into, amend or terminate, or agree to enter into, amend or terminate, any Material Contract, other than in the ordinary and regular course of business;

               (xi) extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary and regular course of business;

               (xii) take any material action, not previously announced to the trade, including providing promotions, discounts or price increases, other than in the ordinary and regular course of business;

               (xiii) voluntarily incur or become subject to, agree to incur or become subject to, any material debt, obligation or liability, contingent or otherwise, except current liabilities and other than in the ordinary and regular course of business;

               (xiv) modify or vary the terms on which the Business , on the one hand, and Parent or any of its Affiliates, on the other hand, conducts business with each other;

               (xv) make any payments to Parent or any of its Affiliates, other than payments for goods or services received by the Business in the ordinary and regular course of business, or enter into any agreements with Parent or any of its Affiliates other than for the supply of goods and services by or to the Business in the ordinary and regular course of business;

               (xvi) fail to pay material obligations or liabilities of the Business when due, except where such obligation is the subject of a bona fide dispute;

               (xvii) (x) fail to make capital expenditures reasonably required for the continued operation of the Business in the ordinary course and consistent with past practice (disregarding the practices described in the final sentence of Section 2.3(l)) (provided that if Parent or the Subsidiaries makes any capital expenditures not set forth on Schedule 3.2(i) or in amounts greater than those set forth on such schedule with respect thereto, Holdings shall, at the Closing, reimburse Parent or the applicable Subsidiary for such additional capital expenditures), or (y) fund any capital expenditures of the Business through any leasing arrangements;

               (xviii) fail to provide sufficient cash resources to the Business to comply with the provisions of this
          Section 3.2(i);

               (xix) intentionally take any action to seek, encourage, or solicit any inquiry, proposal, expression of interest or offer from any other person or entity with respect to an acquisition, combination or similar transaction involving the Business or substantially all of the assets related thereto, and Parent will promptly inform Holdings of the existence of any such inquiry, proposal, expression of interest or offer and shall not without the written consent of Holdings furnish any information to or participate in any discussions or negotiations with any other person or entity regarding the same; or

               (xx) take any action to collect any portion of the Kodak Receivable Amount.

          (j) Parent agrees, upon reasonable request, and subject to the terms of the Confidentiality Letter, (a) to promptly provide (and to cause the management of the Business to provide) to Credit Suisse First Boston all financial and other information in Parent's and such management's possession with respect to the Business and with respect to the Transactions, including but not limited to information and projections prepared by Parent or management of the Business, (b) to make senior officers and representatives of the Business available to Credit Suisse First Boston in connection with the Debt Financing, including making them available to assist in the preparation of one or more offering documents (including assistance in obtaining industry data), to participate in due diligence sessions and to participate in one or more road shows to market any applicable securities and (c) to cause the management of the Business to assist in the preparation of one or more appropriate offering documents and to assist in preparing other appropriate marketing materials, in each case to be used in connection with the Debt Financing.

          (k) At the Closing, Parent shall cause the Company and the New Subsidiaries to execute the documents required in connection with the Debt Financing, in such form as shall be approved by Holdings (it being understood that such documents shall not impose any liability or obligation of any kind on Parent or any of its Affiliates, other than the Company and the New Subsidiaries).

          (l) Notwithstanding anything in this Agreement to the contrary, Parent shall cause the Subsidiaries, prior to the Closing Date, to pay in full all amounts due with respect to capitalized leases to which any of the Subsidiaries is a party with respect to the Business, and to purchase the assets which are the subject of such leases, so that such assets constitute Transferred Assets and, as of the Closing, are free and clear of Liens other than Permitted Liens.

     3.3 Holdings' Obligations. The following are Holdings' obligations:

          (a) Holdings and its Affiliates shall comply with all obligations of Schroder Ventures under that certain letter agreement, dated December 29, 1998 between Parent and Schroder Ventures, as amended or supplemented from time to time (the "Confidentiality Letter").

          (b) In the event that any Permit or Environmental Permit which is to be assigned to Holdings is not assignable, and Holdings needs such Permit or Environmental Permit in order to operate the Business, Holdings shall use its reasonable efforts and make every good faith attempt (and Parent shall cooperate with Holdings) to obtain such Permit or Environmental Permit at Parent's expense.

          (c) Holdings shall (i) use its reasonable efforts and make every good faith attempt to obtain for the benefit of Parent unconditional releases of the Subsidiaries' respective obligations and liabilities, and substitute and replace itself for any of the Subsidiaries, under each surety, performance, fidelity or similar bond and other similar obligation with respect to the Business in each case listed in Schedule 3.3(c) (collectively, the "Bonds") or
     (ii) if unable to obtain the foregoing with respect to any Bond after the use of its reasonable efforts and every good faith attempt or obtain a back-up bond or insurance over each such unreleased and/or unreplaced Bond, by issuers and in amounts reasonably satisfactory to Parent, in order to assure Parent that it and the Subsidiaries will have no obligations or liabilities under the Bonds. Nothing herein contained shall relieve Holdings of its liability hereunder to duly and fully perform all obligations for which the Bonds were given as security.

          (d) Holdings shall use its best efforts to secure the Equity Financing and the Debt Financing at the Closing, in accordance with and on the terms of the agreements and commitment letters referred to in Sections 2.2(g) and (h).

     3.4 Joint Obligations. The following shall apply with equal force to Parent and Holdings:

          (a) Without implication that such laws apply to the transaction contemplated hereby, neither Parent nor Holdings, the Company, any Subsidiary or any New Subsidiary shall comply with the provisions of any laws relating to bulk sales.

          (b) Parent shall cause Danka US and the New U.S. Subsidiary to, and Holdings shall, use their reasonable efforts to obtain all available statutory or regulatory clearances or exemptions from state and local sales, use and transfer taxes with respect to the transfer of the Transferred Assets of the U.S. Business. To the extent it is determined that clearances or proof of exemption cannot be obtained from one or more of the relevant taxing authorities but either of the parties reasonably believes that sales, use and/or transfer tax is not due with respect to the transfer of specific assets being sold, the parties agree to obtain and be bound by the written opinion of a law firm with a nationally recognized state income tax practice or an internationally recognized firm of independent public accountants. Each of Parent and Holdings shall pay one-half of the cost of obtaining such opinion.

          (c) Each party shall, promptly after becoming aware thereof, give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of such party untrue or which might reasonably be expected to prevent or delay the consummation of the Transactions.

          (d) No party shall intentionally perform any act which, if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue as if originally made on and as of the Closing Date (other than, in the case of Parent, changes in the ordinary course of business consistent with past practice which do not in the aggregate have a Material Adverse Effect).

          (e) Each party shall use its respective reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as possible.

          (f) Prior to the Closing Date, except as the parties may otherwise agree, the parties shall take all steps necessary to ensure that the information and content of any website which information and content is to be transferred to a New Subsidiary as part of the Transferred Assets is stored on a website, the Internet domain name of which does not include the word "Danka."

          (g)  The parties shall make each of the European
     Filings to the relevant government, regulatory, supranational or state agency, department or body (a
     "Relevant Agency") and take any further action necessary in connection therewith.

          (h) The parties shall make all notifications to, and carry out all consultations with, trade unions, works councils and other similar bodies required by the law of the jurisdictions in which the Subsidiaries operate.

     3.5  Insurance.

          (a) Prior to the Closing, Parent will provide to Holdings a schedule of insurance relating to the Business, assets or operations of the Parent and the Subsidiaries.
     The schedule of insurance will list the policies, limits of liability, deductibles (or self insured retention), premiums, name and address of insurers and brokers and expiration dates of each policy for the current year and the past 4 years. Parent and the Subsidiaries are responsible for all claims that relate to the Transferred Assets and that occurred prior to the Closing or Foreign Closing, as the case may be, that related to such assets.

          (b) Prior to the Closing, Holdings will to provide Parent a schedule of insurance relating to the business, assets or operations of the New Subsidiaries, relating to the Transferred Assets. The schedule of insurance will list the policies, limits of liability, deductibles (or self insured retention), premiums, name and address of insurers and brokers and expiration dates of each policy for the current year. Holdings, the Company and the New Subsidiaries are responsible for all claims that relate to the Transferred Assets and that occur after the Closing or Foreign Closing, as the case may be, that relate to such assets.

                            ARTICLE IV

                      Conditions to Closing

     4.1 Conditions to Parent's Obligations. The obligation of Parent to consummate the Transactions is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Parent's option, be terminated pursuant to and with the effect set forth in Article IX:

          (a) The representations and warranties made by Holdings shall be true and correct in all material respects as if originally made on and as of the Closing Date.

          (b) All material obligations of Holdings to be performed hereunder through, and including on, the Closing Date (including, without limitation, all material obligations which Holdings would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been fully performed.

          (c) No suit, proceeding or investigation shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

          (d) Holdings shall have delivered to Parent the written opinion of McDermott, Will & Emery addressed to Parent, dated as of the Closing Date, in substantially the form contained in Exhibit F attached hereto.

          (e)  The Bank Consent shall have been obtained.

          (f) With respect to the European Filings (other than with respect to the Foreign Subsidiaries which are not Material Foreign Subsidiaries), either: (x) the parties shall have received notice from the Relevant Agency that, in connection with the matters to which the European Filing relates, there is no objection, or the matters are authorized, or a referral will not be made to another government, regulatory, supranational or state agency, department or body; or (y) applicable waiting periods (including any extensions) shall have expired or terminated without receipt of a negative or conditional response, or the announcement of an investigation, from the Relevant Agency.

     4.2 Conditions to Holdings' Obligations. The obligation of Holdings to consummate the Transactions to which it is a party is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Holdings' option, be terminated pursuant to and with the effect set forth in Article IX:

          (a) The representations and warranties made by Parent shall be true and correct in all respects as if originally made on and as of the Closing Date (except to the extent any specific representation and warranty is expressly made as of an earlier date, in which case (with respect to such representation and warranty) as of such date), except for failures of representations or warranties to be true and correct (without regard to any materiality or Material Adverse Effect qualifiers therein, including, but not limited to, the first sentence of Section 2.4) which, individually or in the aggregate, are not having and are not reasonably expected to have, a Material Adverse Effect.

          (b)  (i) Parent shall have complied with its
     obligations set forth in Section 3.2(a); and (ii) all other material obligations of Parent to be performed hereunder through, and including on, the Closing Date (including, without limitation, all material obligations which Parent would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been fully performed.

          (c) The Bank Consent and all of the Material Consents shall have been obtained, and all of the Material Permits shall have been assigned to a New Subsidiary, or a replacement Permit with respect thereto shall have been issued to the applicable New Subsidiary, as the case may be.

          (d) No suit, proceeding or investigation shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

          (e) Parent shall have delivered to Holdings the written opinion of Altheimer & Gray, U.S. counsel to Parent, addressed to Holdings, dated as of the Closing Date, in substantially the form of Exhibit G attached hereto.

          (f) Parent shall have delivered to Holdings the written opinion of Clifford Chance, solicitor for Parent, substantially in the form of Exhibit H attached hereto.

          (g) With respect to the European Filings (other than with respect to the Foreign Subsidiaries which are not Material Foreign Subsidiaries), either: (x) the parties shall have received notice from the Relevant Agency that, in connection with the matters to which the European Filing relates, there is no objection, or the matters are authorized, or a referral will not be made to another government, regulatory, supranational or state agency, department or body; or (y) applicable waiting periods (including any extensions) shall have expired or terminated without receipt of a negative or conditional response, or the announcement of an investigation, from the Relevant Agency.

          (h)  The opinions of KPMG with respect to the Audited
     Annual Statements, as contained therein, shall be without qualification;

          (i) Concurrently with the delivery of the Annual Audited Statements, KPMG shall have delivered a computation of the earnings of the Business before goodwill amortization, interest and taxes, as defined in Schedule
     1.11 ("EBIT") for the years ended March 31, 1998 and 1999, as reflected on the income statements included in the Audited Annual Statements, and such EBIT amounts with respect to 1998 and 1999 shall exceed $23,400,000 and $25,400,000 respectively.

          (j) Since the Execution Date, there shall have occurred no material adverse change in the business, condition (financial or otherwise), prospects or results of operations of the Business, taken as a whole.

          (k)  Credit Suisse First Boston shall have provided the
     Debt Financing in accordance with the commitment described in Section 2.2(h).

          (l) Parent and the Subsidiaries shall not have made any voluntary or involuntary filing, application or petition for bankruptcy, receivership or similar proceedings.

          (m) The Bank Agent shall have delivered (i) UCC termination statements and any other appropriate lien satisfaction instruments as Holdings may reasonably request to release any liens arising in connection with the Credit Agreement on the Transferred Assets and on the equity of the Company and the New Subsidiaries; and (ii) a letter acknowledging that each security interest and lien granted pursuant to the Credit Agreement and related collateral documentation on the Transferred Assets and on the equity of the Company and the New Subsidiaries has been terminated and released (whether by operation of law or otherwise).

                            ARTICLE V

                             Closing

     5.1 Form of Documents. At the Closing and Foreign Closings, as appropriate, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article V. All documents which Parent shall deliver shall be in form and substance reasonably satisfactory to Holdings and Holdings' counsel. All documents which Holdings shall deliver shall be in form and substance reasonably satisfactory to Parent and Parent's counsel.

     5.2 Holdings' Deliveries at the Closing. Subject to the fulfillment or written waiver of the conditions set forth in
Section 4.2, Holdings shall execute and/or deliver to Parent or the Subsidiaries all of the following:

          (a) the purchase price for the Common Units and the Preferred Units being purchased pursuant to the Membership
     Interest Purchase Agreement;

          (b) certified copies of Holdings' Certificate of Formation and Operating Agreement;

          (c) certificates of good standing of Holdings, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware;

          (d) incumbency and specimen signature certificates with respect to the officers of Holdings executing this Agreement and Holdings' Ancillary Documents on behalf of Holdings;

          (e) certified copy of resolutions of Holdings' board of managers, authorizing the execution, delivery and performance of this Agreement and Holdings' Ancillary
     Documents;

          (f) a closing certificate executed by the President of Holdings (or any other officer of Holdings specifically authorized to do so), on behalf of Holdings, pursuant to which Holdings represents and warrants to Parent that: (i) Holdings' representations and warranties to Parent are true and correct as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue); (ii) that all covenants required by the terms hereof to be performed by Holdings on or before the Closing Date, to the extent not waived in writing by Parent, have been so performed (or, if any such covenant has not been performed, indicating that such covenant has not been performed); and (iii) all documents to be executed by Holdings and delivered at the Closing have been executed by duly authorized officers of Holdings;

          (g) a certificate of insurance, reflecting the coverages set forth in Section 6.7;

          (h) valid resale certificates with respect to the Transferred Assets where applicable; and

          (i) such other documents from Holdings as may reasonably be required in order to effectuate the Closing which documents are contemplated (i) hereby and (ii) by the Holdings' Ancillary Documents.

     5.3 Parent's Deliveries at the Closing. Subject to the fulfillment or written waiver of the conditions set forth in
Section 4.1, Parent shall execute (where applicable in recordable form) and/or deliver or cause to be executed and/or delivered to Holdings and/or the New Subsidiaries all of the following:

          (a)  certificates, if any, representing the Common
     Units and the Preferred Units purchased by Holdings pursuant to the Membership Interest Purchase Agreement;

          (b) certified copies of the organizational documents of Parent, the Company and each of the Subsidiaries and New Subsidiaries (the cost of obtaining certified copies of such documents with respect to the New Subsidiaries shall be borne by Holdings);

          (c) certificates of good standing of Danka US and the Company, issued not earlier than ten (10) days prior to the Closing Date by the Secretaries of State of Delaware and (in the case of Danka US) New York, and, to the extent the same shall be legally obtainable, certificates of good standing with respect to the Subsidiaries and the New Subsidiaries (the cost of obtaining such certificates with respect to the New Subsidiaries to be borne by Holdings);

          (d) an incumbency and specimen signature certificate with respect to the officers of Parent executing this Agreement and Parent's Ancillary Documents on behalf of Parent, and incumbency and specimen signature certificates with respect to the officers of the Company, the Subsidiaries and the New Subsidiaries executing the Ancillary Agreements on behalf of the Company, the Subsidiaries and the New Subsidiaries;

          (e) a certified copy of resolutions of Parent's board of directors authorizing the execution, delivery and performance of this Agreement and Parent's Ancillary Documents, and certified copies of resolutions of the boards of directors (or similar bodies) and shareholders or unitholders of the Company, the Subsidiaries and the New Subsidiaries, authorizing the execution, delivery and performance of the Ancillary Agreements to which they are parties;

          (f) a closing certificate duly executed by the Chairman of Parent (or any other senior officer of Parent specifically authorized to do so), on behalf of Parent, pursuant to which Parent represents and warrants to Holdings that: (i) Parent's representations and warranties to Holdings are true and correct as of the Closing Date as if then originally made (except to the extent any specific representation and warranty is expressly made as of an earlier date, in which case (with respect to such representation and warranty) as of such date), or, if any such representations or warranties are untrue in any such respects, specifying the respects in which the same are untrue; (ii) all covenants required by the terms hereof to be performed by Parent on or before the Closing Date, to the extent not waived in writing by Holdings, have been so performed (or, if any such covenant has not been so performed, indicating that such covenant has not been performed); (iii) all documents to be executed and delivered by Parent at the Closing have been executed by duly authorized officers of Parent; and (iv) Parent and the Subsidiaries have not made any voluntary or involuntary filing, application or petition for bankruptcy, receivership or similar proceedings.

          (g) counterparts of the Ancillary Agreements, executed by the Subsidiaries and the New Subsidiaries, together with all documents to be executed and delivered by the Subsidiaries and the New Subsidiaries pursuant to the provisions of the Ancillary Agreements;

          (h) the Bank Consent, together with the other items described in Section 4.2(m);

          (i) bills of sale, assignments of contracts, leases, and Intellectual Property and such other instruments of transfer, and assumption agreements with respect to the transfers of the Transferred Assets and the assumptions of the Permitted Liabilities;

          (j) copies of the Material Consents and consents with respect to, or reissuances of, Material Permits which have been obtained;

          (k)  the schedule of terminated employees described in
     Section 1.6(g);

          (l) certificates of title or origin (or like documents) with respect to all vehicles included in the Transferred Assets and other Equipment for which a certificate of title or origin is required in order for title thereto to be transferred to the appropriate New Subsidiary;

          (m) resignations of all officers and directors of the Company and the New Subsidiaries, effective upon the Closing;

          (n)  a schedule, setting forth (i) the Kodak Receivable
     Amount, by Subsidiary, as of the Closing Date, and (ii) all collections with respect to the Kodak Receivable Amount between the Execution Date and the Closing Date;

          (o)  a Supply Agreement, in the form attached hereto as
     Exhibit I;

          (p) a Transitional Support Services Agreement, in the form attached hereto as Exhibit J; and

          (q) a Services and Supplies Agreement, with the terms and conditions attached hereto as Exhibit K;

          (r) a Preferred Outsourcing Agreement, with the terms and conditions attached hereto as Exhibit L;

          (s) a Pledge and Security Agreement, in the form attached hereto as Exhibit M, together with the certificates, if any, representing the pledged securities thereunder; and

          (t) such other documents as may reasonably be required from Parent, the Company, the Subsidiaries and the New Subsidiaries in order to effectuate the Closing which documents are contemplated (i) hereby (ii) by the Parent's Ancillary Documents and (iii) by the Ancillary Agreements.

     5.4 Deliveries at the Foreign Closings. At each of the Foreign Closings, the parties shall deliver to each other such documents and instruments similar to those to be delivered at the Closing as the parties may reasonably agree to accomplish the transactions contemplated hereby and by the applicable Ancillary Agreement.

                            ARTICLE VI

                     Post-Closing Agreements

     6.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VI.

     6.2  Inspection of Records.

          (a) Parent and the Subsidiaries shall each make their respective books and records (and shall use reasonable efforts to make available work papers in the possession of their respective accountants, and other than books and records delivered to Holdings, the Company and the New Subsidiaries hereunder) available for inspection by the Holdings, the Company or the New Subsidiaries, or by their duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, or for such longer period of time as may be required to comply with Section 6.3, with respect to all transactions of the Business occurring prior to and those relating to the Closing, the historical financial condition, results of operations and cash flows of the Business, or the Permitted Liabilities. Such records shall be made available at Parent's executive office. If Parent or any of the Subsidiaries during such period elects to dispose of such records, they shall first give Holdings sixty (60) days written notice, during which period Holdings shall have the right to take such records without further consideration.
     As used in this Section 6.2, the right of inspection includes the right to make extracts or copies.

          (b) Holdings, the Company and the New Subsidiaries shall make available to Parent and the Subsidiaries the books and records delivered by Parent and the Subsidiaries to Holdings, the Company and the New Subsidiaries in connection with the Closing, subject to the same terms and conditions as those set forth in Section 6.2(a) with respect to books and records of Parent and the Subsidiaries.

          (c) The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. In addition, in connection with lawsuits or other proceedings, Parent or Holdings, as the case may be, shall use reasonable efforts to make available at the requesting party's expense, personnel (for reasonable periods of time) of Parent or Holdings, as the case may be, for purposes of investigation, depositions and testimony.
     In addition, Holdings shall give reasonable assistance to Parent, through the New Subsidiaries' respective employees, in order for Parent and the Subsidiaries to record entries relating to the closing of Parent's and the Subsidiaries' books relating to the Business, to prepare the Statement, to prepare and file Tax returns related to the Business and to reconcile Intercompany Accounts.

     6.3  Certain Tax Matters.

          (a) Following the Closing and any Foreign Closing, from time to time as the actual amount of each of the Property Taxes becomes known, the applicable Subsidiary shall forthwith pay to the applicable New Subsidiary the excess of such Property Tax over the Assumed Tax with respect thereto.

          (b) With respect to the Property Taxes, Holdings shall cause the appropriate New Subsidiaries to prepare and file (and, to the extent applicable, distribute) all returns, reports and information statements, forms or similar documents for distribution to third parties, with respect to such Property Taxes, all in a timely and proper fashion and as may be necessary or appropriate to assure that Parent, Holdings, the Company, the Subsidiaries and the New Subsidiaries shall be in full and prompt compliance with law, and shall pay all Property Taxes shown on such returns as due and payable. Holdings shall upon the request of Parent forthwith provide to Parent proof of its compliance with the foregoing. Except as set forth above, Parent and the Subsidiaries, in each case, shall be responsible for filing all returns for Taxes relating to the Transferred Assets, the Permitted Liabilities and the income and operation of the Business before the Closing, regardless of when such returns are due.

          (c) The parties understand and agree that this Agreement shall be interpreted, and that the parties shall administer their dealings in relation to this Agreement, so as to effect the following principles relating to Taxes:

               (i)  Holdings, the Company and the New
          Subsidiaries shall be responsible for (A) all Taxes arising out of the ownership and operation of the Business beginning on the day after the Closing Date and all Foreign Closing Dates, as appropriate, (B) the Assumed Taxes, (C) employment Taxes reflected in Permitted Liabilities, and (D) the Hypothetical Tax.

               (ii) Except as set forth in Section 6.3(c)(i), Parent and the Subsidiaries shall be responsible for all Taxes arising out of the ownership and operation of the Business up to and including the Closing Date and all Foreign Closing Dates, as appropriate. Without limiting the generality of the foregoing, Parent and the Subsidiaries shall be responsible for sales, use and other transfer Taxes included in Accounts Receivable that are Transferred Assets. Parent's and the Subsidiaries' responsibility for Taxes, as set forth above, shall prevail irrespective of the manner in which any payment of Taxes or obligation to pay Taxes (or the right to any credit, deposit or refund of Taxes) is reflected in the financial statements of Parent and the Subsidiaries.

               (iii) The party responsible for any Tax pursuant to Section 6.3(c)(i) and (ii) shall be entitled to all credits for and deposits and refunds of such Tax.

          (d) Parent and Holdings each acknowledge and agree that the transfers of the Transferred Assets to the New Subsidiaries and the agreement for administration of Unassigned Assets provided in Section 6.7 are, and shall be treated as, taxable transfers between unconnected parties on the Closing Date or, if appropriate, the Foreign Closing Date, for (i) all United States federal, state and local income tax purposes and (ii) all purposes with respect to non-U.S. taxes on income and/or profits. Parent and Holdings shall file, and shall cause the Subsidiaries, the Company and the New Subsidiaries to file, any and all returns of tax or other tax filings in a manner which is consistent with such treatment.

          (e)  Holdings shall, within 73 days after the Closing
     Date, cause the Company Election to be filed on behalf of the Company.

     6.4 Use of Trademarks; References to Parent. Parent and its Affiliates (including the Subsidiaries) shall cease to use and shall not license or permit any third party to use any name, trade dress, service mark, slogan, logo or trademark and the like which is confusingly similar to any of the trademarks or service marks which constitute Transferred Assets hereunder. Nothing set forth in this Agreement shall prevent Parent or any of the Subsidiaries from using or licensing to use the name and mark "Danka"and any name or mark incorporating the name "Danka," including, without limitation, any Internet domain name using or incorporating the name "Danka." Holdings, the Company and the New Subsidiaries may refer to the Business as formerly being Parent's for a period of one year following the Closing.

     6.5 Payments of Accounts Receivable. In the event Parent or any of its Affiliates (including the Subsidiaries) shall receive any instrument of payment of any of the accounts receivable of the Business, Parent or such Subsidiary shall, within five (5) business days of receipt, deliver it to the appropriate New Subsidiary, endorsed where necessary, without recourse, in favor of the appropriate New Subsidiary and, pending such delivery, shall hold it in trust for or the appropriate New Subsidiary.

     6.6 Third Party Claims. The parties shall cooperate with each other with respect to the defense of any Third Party Claims (as herein defined) subsequent to the Closing Date which are not subject to the indemnification provisions contained in Article VIII, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

     6.7 Non-Assignment. Notwithstanding any provision to the contrary contained herein, in the event and to the extent that Parent and the Subsidiaries are unable to obtain any required consent, approval or amendment required to assign any contract, agreement, lease, license, permit or approval constituting part of the Transferred Assets (the "Unassigned Assets"):

          (a)  the Unassigned Assets shall not constitute
     Transferred Assets, except to the extent provided below;

          (b) Parent and the Subsidiaries shall, at the direction of Holdings, the Company or the applicable New Subsidiary and at Holdings', the Company's and the applicable New Subsidiary's sole cost and with full indemnification from Holdings, the Company and the applicable New Subsidiary, use their reasonable efforts to
     (x) provide or cause to be provided to the New Subsidiaries, as the case may be, the benefits of any Unassigned Assets,
     (y) cooperate in any arrangement, reasonable and lawful as to Parent and the Subsidiaries, as Holdings, the Company or the New Subsidiaries may request, which is designed to provide such benefits to the New Subsidiaries, and
     (z) enforce for the account of any of the New Subsidiaries, any rights of Parent and the Subsidiaries arising from such Unassigned Assets, including the right to elect to terminate in accordance with the terms thereof on the advice of Holdings, the Company or any of the New Subsidiaries;

          (c) Any of the New Subsidiaries, as the case may be, shall use its reasonable efforts to perform the obligations of Parent and the Subsidiaries arising under such Unassigned Assets, to the extent that, by reason of the transactions consummated pursuant to this Agreement, Holdings, the Company or any of the New Subsidiaries has control over the resources necessary to perform such obligations; and

          (d) Holdings, the Company and the New Subsidiaries shall, jointly and severally, indemnify and hold harmless Parent, the Subsidiaries and their representatives from and against any damages arising out of or resulting from any of the New Subsidiaries' performance or failure to perform under such Unassigned Assets and from and against any damages arising out of or resulting from any action or inaction taken by Parent or a Subsidiary at the direction of Holdings, the Company or a New Subsidiary pursuant to this
     Section 6.7; provided, however, that such indemnification shall not be available with respect to amounts (not to exceed $500,000) incurred by Parent and the Subsidiaries to obtain third party consents (including Material Consents) and the assignment of Permits (including Material Permits) as described in Section 3.2.

Parent and the Subsidiaries shall, without further consideration therefor, pay and remit to any of the New Subsidiaries, as the case may be, promptly, all monies, rights and other considerations received in respect of such performance. If and when any such consent shall be obtained or Unassigned Assets shall otherwise become assignable or able to be novated, Parent and the Subsidiaries shall promptly assign and novate all their rights and obligations thereunder to the applicable New Subsidiary without the payment of further consideration and the applicable New Subsidiary shall, without the payment of any further consideration therefor, assume such rights and obligations and Parent and the Subsidiaries shall be relieved of any and all liability thereunder. The parties agree that the above provisions shall apply in a like manner to rights of indemnification, claims and causes of action against third parties which would otherwise constitute Transferred Assets or Permitted Liabilities. Subject to the adjustments required by
Section 1.9, as between the parties hereto, any Unassigned Assets shall nonetheless be treated as though such Unassigned Asset was assigned and transferred, and was, in fact, a Transferred Asset and the liabilities arising thereunder and related thereto constituted Permitted Liabilities to the same extent as provided in Section 1.7(c). In the event that any contracts to which Parent and one or more of its Affiliates are jointly parties (or pursuant to which goods and/or services are provided to Parent and one or more of its Affiliates) are assigned or transferred pursuant to this Agreement, then from and after the Closing, Holdings, the Company and the New Subsidiaries shall, if and to the extent requested by Parent, take such action as is necessary to, and cooperate with Parent in its efforts to, remove such Affiliate as a party to such contract. It is expressly agreed that Parent's only obligation with respect to any contract with any governmental agency or instrumentality shall be to reasonably cooperate with Holdings and to use reasonable efforts in obtaining any consents or novations necessary to effect the transfer of such contract to the applicable New Subsidiary. Nothing contained in any transfer document required to be executed by Parent or any Subsidiary in connection with the transfer of any such governmental contract shall alter or in any manner affect the status of such contract as a Transferred Asset and/or a Permitted Liability hereunder or relieve Holdings, the Company or any New Subsidiary of its obligations or liabilities with respect thereto or in connection therewith, including pursuant to Article VIII hereof.

     6.8 Use of Parent's Trademarks. The New Subsidiaries may continue to use, until exhausted, but in no event more than six months following the Closing Date, the supplies of stationery, invoices, order forms, packaging material and the like which are on hand as of the Closing Date which bear any of Parent's or its Affiliates' trademarks or service marks which are not included in the Transferred Assets or the Intellectual Property, as long as the New Subsidiaries shall affix thereto a sticker or stamp indicating the New Subsidiaries' ownership of the Business.

     6.9 Non-Competition and Non-Solicitation. In furtherance of the Transactions, Parent covenants and agrees that, except as provided pursuant to Section 6.11, none of Parent nor any of its Affiliates including the Subsidiaries will (nor will Parent or any of its Affiliates join with any third party in any joint venture or alliance to or which):

          (a) for a period ending on the date which is eighteen months after the Closing Date, enter into any contract with any customer of the Business as of the Closing Date to perform any of the services performed by the Business at any location at which the Business is conducted as of the Closing Date by any of the Subsidiaries with respect to such customer (a "Customer Location"), including through the sale of office equipment to any such Customer Location where such sale is made for the purpose of inducing or attempting to persuade such customer to use such customer's own employees and assets (including office equipment purchased directly by such customer) as a substitute for such customer's then-current use of the services of the Business; or

          (b) for a period ending on the first anniversary of the Closing Date:

               (i) engage in a business included within the definition of "Business" (a "Competing Business") anywhere in the world, whether such engagement shall be as owner, partner, agent, consultant or shareholder (except as the holder of not more than five percent (5%) of the outstanding shares of an entity whose equity securities are listed on any national, regional or foreign securities exchange or reported by the National Association of Securities Dealers Automated Quotation System or any successor thereto and except as the holder of securities of the Company); and

               (ii) solicit the employment of or hire or engage in any discussion with any person who is currently or immediately prior to the Closing Date an officer or employee of Parent or any Subsidiary with respect to the Business or any person who is an officer or employee of any New Subsidiary whose primary employment duties are with respect to any New Subsidiary's operation of the Business, in each case while such person is in the employ of the New Subsidiaries or their Affiliates.

Except as provided in Article VII, Holdings covenants and agrees that, without implication that the contrary would otherwise be true, until the first anniversary of the Closing Date neither Holdings nor any of its Affiliates (including the Company and the New Subsidiaries) shall solicit the employment of or hire or engage in any discussion with any person who is an officer or employee of Parent or any subsidiary of Parent, while such person is in the employ of Parent or any subsidiary of Parent. The term "solicitation" as used in such sentence and such clause shall not include solicitations which are not targeted at particular individuals, such as "help wanted" advertising. This Section shall survive the Closing of this Agreement. Parent and Holdings acknowledge that the provisions of this Section 6.9, including the periods of restriction, the geographical areas of restriction and the restraints imposed are fair and reasonably required for the protection of the other party hereto. In the event that any of the provisions of this Section 6.9 relating to the geographic areas of restriction or the periods of restriction shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened. Each party hereto acknowledges that any breach of its obligations under this Section 6.9 may result in irreparable injury to the other party hereto, for which such other party may not have an adequate remedy at law. In the event of any such breach, the non-breaching party may, in its sole discretion and in addition to any other remedies available to it, bring an action or actions against the breaching party for injunctive relief, specific performance or both, and seek to have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance. The prevailing party in any action seeking to enforce the provisions of this Section
6.9 shall obtain reimbursement of its actual costs and attorneys' fees in connection with such action. In the event of a breach of any covenant set forth in this Section 6.9, the term of such covenant will be extended by the period of the duration of such breach. This Section 6.9 will be binding on (i) Parent and any successor of Parent if Parent is acquired by or enters into any business combination with any entity or (ii) any purchaser of all or part of the assets of Parent's business (including any subsidiary or Affiliate of Parent). Parent will cause any purchaser of any portion of the operations of it and its Affiliates (other than purchases of inventory in the ordinary course of business and of isolated assets) to agree in writing to comply with the provisions of this Section 6.9 as if applicable to it in the same manner as it is applicable to the Parent, and to deliver a written copy of such agreement to Holdings. Except as specifically provided in Section 6.9(a) above, nothing herein shall be deemed to prevent Parent and its Affiliates from, directly or indirectly, selling or seeking to sell office equipment at any Customer Locations or otherwise or continuing to conduct their respective businesses, other than the Business, as such businesses are being conducted as of the Closing Date.

     6.10 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary or reasonably requested by Holdings, the Company or any of the New Subsidiaries to consummate the Transactions.

     6.11 Interim Operations of the Subsidiaries. Each of Parent and the Subsidiaries covenants and agrees that, except as consented to by Holdings in writing, after the Closing Date and until the acquisition of all of the Transferred Assets by the New Foreign Subsidiaries (provided that the following restrictions shall cease to apply with respect to any particular Subsidiary after all of the Transferred Assets held by such Subsidiary have been acquired by any New Foreign Subsidiary):

          (a) the business of the Subsidiaries for which there has been no Foreign Closing shall be run as directed by Holdings, in its sole discretion, for the benefit of Holdings, the Company and the New Foreign Subsidiaries, and Parent and the Subsidiaries shall take no action with respect to such business which is not approved by Holdings; all costs and expenses of each such Subsidiary shall be paid by a New Foreign Subsidiary, and all income and earnings of each such Subsidiary shall be for the account of a New Foreign Subsidiary; and

          (b) Holdings, the Company or a New Foreign Subsidiary shall have the right to designate the officers and directors of each Subsidiary for which there has been no Foreign Closing, and Parent shall cause each such Subsidiary to appoint or elect all such persons in such capacities;

provided however, that the foregoing shall not prohibit the transfer by any Subsidiary to Parent or any of its Affiliates of any Excluded Assets or Excluded Liabilities in a manner reasonably acceptable to Holdings after at least five (5) business days' notice prior thereto; provided, further, that neither Parent nor any Subsidiary shall be required pursuant to this Section 6.11 to take any action which may be in violation of any applicable law. Notwithstanding anything in this Section
6.11 which may be to the contrary, Holdings, the Company and the New Foreign Subsidiaries shall jointly and severally indemnify and hold harmless Parent and any such Subsidiary from and against any losses or damages which may be incurred by Parent or any such Subsidiary arising out of any action taken or not taken by Parent or any such Subsidiary pursuant to this Section 6.11 as a direct result of Holdings' direction.

     6.12 Reimbursement for Moving Expenses. Parent shall cause Danka US to reimburse the New U.S. Subsidiary for all reasonable and documented expenses incurred by the New U.S. Subsidiary in vacating Building 14, provided that (i) Building 14 is vacated on or before December 31, 1999, and (ii) the aggregate amount of such reimbursement shall not exceed $1,500,000.

     6.13 Purchase of Certain Assets. If, following the Closing Date, any of the agreements between the Business and its customers listed on Schedule 6.13 is terminated prior to its expiration by such customer, promptly following such termination Parent shall cause the applicable Subsidiary to purchase from the applicable New Subsidiary, and Holdings shall cause the applicable New Subsidiary to sell to the applicable Subsidiary, such tangible assets of the Business which were used in connection with such agreement as Holdings may specify, at a purchase price for each such asset equal to the net book value of such asset on the applicable New Subsidiary's books; provided, however, that the Subsidiaries' obligations pursuant to this
Section 6.13 shall be limited to the purchase of assets with an aggregate net book value of $5,000,000. If within six months following such termination, the Company or any of the New Subsidiaries shall renew or replace such contract, Holdings shall cause the New Subsidiary which entered into such replacement contract to refund to the payor the amount previously paid in respect of such contract pursuant to this Section 6.13.

                           ARTICLE VII

               Employees and Employee Benefit Plans

     7.1 Employment of Parent's Employees. On the Closing Date, Holdings shall cause the New Subsidiaries to (a) offer to employ or to continue to employ as of the Closing Date each of the Subsidiaries' employees actively employed (and, with respect to the U.S. Business, not on disability or leave) in the conduct of the Business (each an "Affected Employee") in comparable positions, at compensation, with benefits and upon terms and conditions which are in the aggregate no less favorable to the employees than the position, compensation and benefits in effect on the date hereof (except that no stock-based plan need be offered to the Affected Employees, including, specifically any stock purchase plan or stock option plan)and (b) in the case of the Affected Employees of each of the Subsidiaries other than Danka US and Danka Canada, to assume (by operation of law or otherwise) the contracts of employment of all such Affected Employees with effect from the Closing Date in accordance with and to the extent required by the Acquired Rights Directive (as defined below) insofar as it has been adopted by local law. Holdings shall not, and shall not permit the Company or any of the New Subsidiaries to, take any action which would result in Parent or any Subsidiary having any liability under the WARN Act or any similar state or local law. As used herein, "Acquired Rights Directive" means Council Directive 77/187/EEC on the approximation of the laws of the Member States relating to the safeguarding of employees' rights in the event of transfers of undertakings, businesses or parts of businesses and/or any legislation or regulation implementing that directive in any member state. Each Affected Employee who has actually commenced employment with the New Subsidiaries is hereinafter referred to individually as a "Transferred Employee" and collectively as the "Transferred Employees." Except for voluntary resignations and deaths, Holdings shall cause the New Subsidiaries to continue to employ each Transferred Employee until at least the last day of the second full calendar month commencing after the Closing Date, but may at any time terminate any Transferred Employee for cause or in connection with normal seasonal layoffs.

     7.2 Welfare Benefits. From and after the Closing Date, the New Subsidiaries shall be solely liable for all claims and liabilities under welfare plans which are attributable to treatments or services rendered after the Closing Date. Holdings shall cause the New Subsidiaries to cover all Transferred Employees and their eligible dependents and beneficiaries with group medical benefits, and all waiting periods and pre-existing conditions under such benefits shall be waived.

     7.3 Service Crediting. Effective as of the Closing Date, each of Holdings, the Company and the New Subsidiaries will count the service of all Transferred Employees with Parent, its Subsidiaries, and their Affiliates and all service credited by Parent, its Subsidiaries or its Affiliates (including service of Transferred Employees with Eastman Kodak Company and its Affiliates for which such persons have received credit with Parent, its Subsidiaries and their Affiliates for purposes of such policies and plans) under such New Subsidiary's vacation policy and welfare benefit plans applicable to such Transferred Employees. In addition, such service shall be counted by Holdings, the Company and the New Subsidiaries in determining each Transferred Employee's eligibility to participate in, and each such Transferred Employee's vested percentage in, each of the applicable New Subsidiary's employee benefit plans (as defined in Section 3(3) of ERISA) applicable to such Transferred Employee, but not for benefit accrual purposes.

     7.4 401(k) Plan. As soon as practicable after the Closing Date, Holdings and the Company shall establish or designate an individual account plan qualified under Section 401(a) of the Code and containing a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code ("Holdings' 401(k) Plan") which shall cover the Transferred Employees. Each Transferred Employee who is a participant in the Danka 401(k) Profit Sharing Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to "roll over" such account balance to the Holdings' 401(k) Plan, subject to and in accordance with the provision of such plans and applicable law.

     7.5 Liabilities Accrued Prior to Closing. All liabilities and expenses owed to Transferred Employees by any of the Subsidiaries, which are incurred prior to the Closing Date or relate to any period prior to the Closing Date, will be paid to such Transferred Employee by the applicable Subsidiary prior to the Closing Date or as soon as practicable thereafter.

     7.6 Vacation. Effective as of the Closing Date, the applicable New Subsidiary shall grant vacation days or hours determined under the applicable Subsidiary's vacation program applicable to each Transferred Employee. The vacation days or hours granted by the New Subsidiaries hereunder shall be provided under a program no more restrictive than that of the Business as of the Closing Date.

     7.7  Other Terms Relating to Non-U.S. Employee Matters.
Notwithstanding any other provision of this Article VII:

          (a)  in the case of employees of each of the
     Subsidiaries other than Danka US and Danka Canada, the term "Affected Employees" shall include employees in the conduct of the Business that are not actively employed on the Closing Date, in accordance with and to the extent required by the Acquired Rights Directive insofar as it has been adopted by local law; and

          (b) as soon as practicable after the Closing Date, the New Canadian Subsidiary will establish a new registered pension plan (the "New Pension Plan") and a new group registered retirement savings plan (the "New Group RRSO"), effective as of the Closing Date, for the benefit of the Transferred Employees and related plan members who were employees of Danka Canada. Transferred Employees who are members of the Kalmara Group RRSO will be given the option to transfer their RRSP balances to the New Group RRSP, to personal RRSP accounts or to withdraw their RRSP balances, subject to applicable withholdings. The parties will seek any required approvals from the regulatory authorities to a transfer from the Pension Plan to the New Pension Plan of an amount of cash or assets equal to the aggregate account balances for the Transferred Employees, adjusted to the transfer date.

          (c)  with regard to the pension obligations of Danka
     Services GmbH (Danka Germany), under its company pension scheme, the Unterstutzungseinrichtung der Firma Imaging
     Services GmbH, Parent shall use its best efforts to transfer the membership of Danka Germany in the UMU-Unterstutzungskasse Mittelstandischer Unternehmen ("UMU") together with all related rights and obligations against the UMU to Holdings with effect as of the Closing Date. If membership of Holdings in the UMU [is] not attainable, Parent will pay to Holdings an amount equal to the pension liabilities of Danka Germany accrued under the company pension scheme of Danka Germany as of the Closing Date, unless sufficient reserves have otherwise been set aside at Danka Germany in respect of such pension liabilities.

                           ARTICLE VIII

                         Indemnification

     8.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VIII.

     8.2 Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

          (a) "Damages" shall mean all assessments, levies, losses, fines, penalties, damages, settlements, judgments, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses incurred in investigating or defending a Third Party Claim, whether or not resulting from, relating to or arising out of a Third Party Claim;

          (b) "Indemnified Party" shall mean, with respect to a particular matter, a party hereto who is entitled to indemnification from another party hereto pursuant to this
     Article VIII;

          (c) "Indemnifying Party" shall mean, with respect to a particular matter, a party hereto who is required to provide indemnification under this Article VIII to another party hereto;

          (d) "Third Party Claim" shall mean any action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

     8.3 Indemnification Obligations of Parent. Subject to the provisions of Sections 8.4 and 8.8, Parent and the Subsidiaries shall indemnify, save and keep harmless Holdings, the Company, the New Subsidiaries and their respective successors and permitted assigns ("Holdings Indemnitees") against and from all Damages sustained or incurred by any of them (such liability being joint and several among Parent and the Subsidiaries) resulting from, relating to, or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by Parent in this Agreement or in any closing document delivered to Holdings in connection with this Agreement (including the certificate referred to in Section 5.3(f) and any similar certificate delivered at a Foreign Closing);

          (b) any breach by Parent of, or failure by Parent to comply with, any of its covenants or obligations under this Agreement, or any breach by any Subsidiary of any of its covenants or obligations under the Ancillary Agreement to which it is a party (including, without limitation, its obligations under Section 6.3 and this Article VIII);

          (c) the failure to discharge when due any liability or obligation of Parent or any Subsidiary (other than the Permitted Liabilities) including, without limitation, any and all Excluded Liabilities;

          (d) the failure of the parties to comply with the provisions of any laws relating to bulk sales; or

          (e)  except to the extent such Taxes are covered by
     Section 8.5(g) or Section 10.8, Taxes imposed on Parent or any of its Affiliates pursuant to Treasury Regulations Sec-tion 1.1502-6 (or any comparable provision under state, local, or foreign law or regulation imposing joint, several or secondary liability upon members of a consolidated, com-bined, affiliated or unitary group) for any taxable period ending prior to, or that includes, the Closing Date.

     8.4  Limitation on Parent's Indemnification Obligations.
Parent's obligations pursuant to the provisions of Section 8.3 are subject to the following limitations:

          (a) the Holdings Indemnitees shall not be entitled to recover under Section 8.3(a) until the total amount which Holdings Indemnitees would recover under Section 8.3(a), but for this Section 8.4(a), exceeds $9,000,000, and then the Holdings Indemnitees shall be entitled to recover only for the excess over $9,000,000; it being understood and agreed that for purposes of this Section 8.4(a) only, any inaccuracy in or breach of any representation or warranty made by Parent in this Agreement or in any closing document delivered to Holdings in connection with this Agreement shall be judged without regard to (i) any requirement in any representation or warranty contained herein that an event or fact be material or have a Material Adverse Effect on the Business, and (ii) any other reference to (including any qualification based upon or upon the absence of) materiality or Material Adverse Effect contained in such representation or warranty.

          (b) the Holdings Indemnitees shall not be entitled to recover under Section 8.3(a) unless a claim has been asserted by written notice, specifying the details to the extent then known of the alleged misrepresentation or breach of warranty, delivered to Parent on or prior to September 30, 2000; provided, that, if a claim or notice has been given with respect to such indemnification prior to such date, the right to indemnification in connection with such claim shall continue indefinitely until such claim and right to indemnification is finally resolved; and provided further, that, other than the expiration of applicable statutes of limitation with respect to Sections 8.3(b)-(e), both inclusive, there shall be no time limit on Holdings Indemnitees' right to recover under such sections;

          (c) the Holdings Indemnitees shall not be entitled to recover under Section 8.3:

               (i) with respect to consequential damages of any kind, damages consisting of business interruption or lost profits (regardless of the characterization thereof), damages for diminution in value of the Business, damages computed on a multiple of earnings or similar basis, and punitive damages (provided, however, that any punitive damages actually imposed on a Holdings Indemnitee in connection with a Third Party Claim shall constitute Damages hereunder and may be recovered by Holdings Indemnitees, subject to the other limitations set forth in this Section 8.4);

               (ii) with respect to any inaccuracy in or breach of any representation and warranty by or of Parent which is contained herein if at or before the Closing Date (or, as applicable to such matter, the Foreign Closing Date) Holdings had actual knowledge of the inaccuracy or breach of representation and warranty;

               (iii) with respect to the nonassignability or nontransferability of any of the Transferred Assets or Permitted Liabilities or the failure to obtain any consent, or to satisfy any conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the transfer of any of the Transferred Assets to, or the assumption of the Permitted Liabilities by, any New Subsidiary;

               (iv) to the extent the aggregate claims under
          Section 8.3(a) of the Holdings Indemnitees exceed 10% of the aggregate of the Cash Amounts;

               (v) to the extent of any recovery of any Holdings Indemnitee actually obtained (a) under insurance policies (including title insurance policies) or (B) from any third party pursuant to the rights in and to claims, rights of indemnification or causes of action described in Section 1.5(r), it being understood that the Holdings Indemnitees shall in good faith pursue recovery against the insurers or such third parties, as the case may be, with the same degree of diligence as they use to pursue claims against Holdings' insurers or third parties, as the case may be, generally in the conduct of the business of the Holdings Indemnitees;

               (vi) to the extent that the claim for
          indemnification is based upon circumstances which resulted in a payment pursuant to Section 1.11(d)(ii) hereof; and

               (vii) without limiting the generality of anything contained in Article VII hereof, with respect to any claim by or liability to any employee employed by any Subsidiary with respect to the Business arising as the result of the termination of such employee's employment with a New Subsidiary or any action by Holdings, the Company or any New Subsidiary subsequent to the Closing Date (and Holdings agrees that Holdings, the Company and the New Subsidiaries shall indemnify the Parent Indemnitees (as defined herein)for all such matters).

     8.5 Holdings' Indemnification Covenants. Holdings, the Company and the New Subsidiaries shall, jointly and severally, indemnify, save and keep harmless Parent, the Subsidiaries and their respective successors and permitted assigns (collectively, "Parent Indemnitees") against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by Holdings in this Agreement or in any closing document delivered to Parent in connection with this Agreement;

          (b) any breach by Holdings, the Company or any New Subsidiary of, or failure by Holdings, the Company or any New Subsidiary to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article VIII) or any of the Ancillary Agreements to which it is a party;

          (c) Holdings', the Company's or any New Subsidiary's failure to pay, discharge and perform any of the Permitted Liabilities when due, provided, that neither Parent nor any Subsidiary shall discharge or pay any such Permitted Liability without the consent of Holdings, which consent may not be unreasonably withheld or delayed;

          (d) subject to Section 1.8(g), any plant closing or mass layoff following the Closing which violates the WARN
     Act or any similar state or local law at any facility of the Business;

          (e) acts or omissions of Holdings, the Company and/or the New Subsidiaries after the Closing Date, including, without limitation, the operation of the Business after a New Subsidiary's acquisition thereof or relevant portion thereof, except as set forth in Section 1.8(g);

          (f)  any obligation of any Subsidiary under any Bond;
     or

          (g) any increased liability for Taxes (including, without limitation, both direct payments of Taxes, interest, penalties and expenses and the discharge of increased Taxes by the utilization of losses, deductions and credits of Parent, the Subsidiaries or any of their Affiliates) incurred by Parent, the Subsidiaries or any of their Affiliates (i) which would not have arisen but for a final determination by one or more taxing authorities that the transactions enumerated in Sections 1.1, 1.2 or 1.3 hereof or the agreement for administration of Unassigned Assets provided in Section 6.7 hereof should be characterized for tax purposes otherwise than as provided in Section 6.3(d); or (ii) in the case of Taxes not based on income, incurred solely by reason of the execution of the various steps in Sections 1.1, 1.2 and 1.3 which would not have been required to effect a taxable transfer of the Transferred Assets to an unconnected party; provided that the indemnity described in this Section 8.5(g) shall cease to apply if (x) Parent, any of the Subsidiaries or any of their Affiliates breaches the covenant set forth in the final sentence of Section 6.3(d) hereof or (y) such increased Tax liability results from the gross negligence or willful misconduct of Parent or any of its Affiliates. Parent shall provide Holdings with a detailed calculation of any amounts asserted to be payable by Holdings, the Company or a New Subsidiary pursuant to this Section 8.5(g), which calculation and amounts shall have been verified in writing by an internationally recognized firm of certified public accountants (which may be an accounting firm regularly engaged by Parent or its Affiliates). If any such increased liability for Taxes is discharged by direct payment by any of Parent, the Subsidiaries or any of their Affiliates of Taxes with respect to a taxable period which includes the Closing Date or, if applicable, the relevant Foreign Closing Date, indemnification payments due pursuant to this Section 8.5(g) shall be paid at the time provided in this Article VIII. If any such increased liability for Taxes is discharged by utilization of losses or credits otherwise available to any of Parent, the Subsidiaries or any of their Affiliates, the time for calculation of indemnification payments shall be for the taxable period during which Parent, a Subsidiary or an Affiliate actually would have recognized a tax benefit if such losses or credits had not been utilized to discharge such increased liability for Taxes in the taxable period in which the Closing or Foreign Closing occurs. If the preceding sentence is applicable, the amount of such increased liability for Taxes shall be computed based on the actual Taxes paid as a result of the unavailability of such losses or credits, and the time for payment shall be as provided in this Article VIII. The provisions of Section
     8.7 shall apply to any Third Party Claims covered by this
     Section 8.5(g). All indemnification payments pursuant to this Section 8.5(g) shall be reduced by any net savings of Taxes realized by the indemnified party by reason of the event causing such Damages and increased by any net costs for Taxes paid or incurred by the indemnified party as a result of the receipt of such amount, with realization of savings in Taxes and Taxes incurred being computed in the manner provided in this Section 8.5(g).

     8.6 Cooperation. Subject to the provisions of Section 8.7, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

     8.7 Third Party Claims. Except as otherwise provided in Sections 8.8 and 8.9, forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 8.7, the Indemnifying Party shall acknowledge its indemnification obligations as provided in this Article VIII in writing to the Indemnified Party and accept the defense thereof (provided, that, if the Indemnifying Party does not accept the defense of such Third Party Claim, it shall so notify the Indemnified Party in sufficient time such that it is not prejudiced thereby), then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party; provided, that, (i) Parent shall not agree to any settlement that affects the Business or the manner in which it is conducted following the Closing without Holdings' consent, which may not be unreasonably withheld or delayed and (ii) the Indemnifying Party will not have the right to conduct the defense if under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and any Indemnified Party exists in respect of such claim, in which event the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one additional counsel to be retained in connection with such defense in order to resolve such conflict, promptly upon presentation by the Indemnified Party of invoices or other documentation evidencing such amounts to be reimbursed. All expenses (including without limitation attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VIII shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of a Third Party Claim pursuant to the second sentence of this Section 8.7, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party and the Indemnifying Party shall have granted its approval therefor, which approval shall not be unreasonably withheld or delayed. If, pursuant to this Section 8.7, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

     8.8 Environmental Indemnities. Upon any Holdings Indemnitee becoming aware of the occurrence of any event or the existence of any state of facts in respect of which the Holdings Indemnitee will seek indemnification with respect to a claim for breach of any of the representations and warranties contained in
Section 2.3(t) or, without limiting the generality of Section 2.3(t), an Excluded Liability under Section 1.6(k) (an "Environmental Claim"), and thereafter:

          (a) Holdings will give to Parent prompt notice specifying in reasonable detail the basis for the Environmental Claim;

          (b) to the extent that so doing will not result in the loss of any legal privilege otherwise available to Holdings, Holdings will promptly deliver to Parent copies of all draft and final environmental reports, studies, surveys, test data and reports, assessments, cost estimates and all other information available to it relating to or supporting the Environmental Claim;

          (c) Holdings and the New Subsidiaries will permit representatives of Parent (including advisors and consultants) to visit and inspect from time to time any of the properties to which the Environmental Claim relates, and to enter on such properties from time to time for the purpose of conducting such environmental tests as Parent may reasonably desire with respect to the Environmental Claim, all during normal business hours and at Parent's expense;

          (d) unless required to do so by applicable law, no Holdings Indemnitee shall give notice to any governmental authority of the event or of the existence of the state of facts that may give rise to an Environmental Claim without the prior written consent of Parent, which consent shall not unreasonably be withheld, and in any event the Holdings Indemnitee shall give Parent reasonable prior written notice of any discussions or communications between any Holdings Indemnitee (or representative or advisor thereof) and any governmental authority relating to the Environmental Claim and Parent shall be entitled to participate in such discussions or communications;

          (e) Holdings shall cause to be furnished to Parent drafts of all proposed remediation plans not less than ten business days prior to the date on which they are required to be submitted to any applicable governmental authorities, give Parent a reasonable opportunity to comment on such draft plans, and give due and reasonable consideration to all changes proposed by Parent or its representatives thereto except to the extent such changes would be inconsistent with existing law;

          (f) without limiting the generality of paragraphs (a) through (f) above, except in the case of an emergency involving a significant threat to public health or the environment or in a circumstance where action is required by law, Holdings shall not undertake any remedial or other action in respect of the Environmental Claim without the prior written consent of Parent, which consent shall not unreasonably be withheld.

     8.9 Tax Indemnities. In the case of any indemnity relating to Taxes except under Section 8.5(g), the person against which the taxing jurisdiction asserts liability (whether as taxpayer, transferee or otherwise) shall be responsible for handling and controlling all administrative proceedings and litigation relating to such Taxes. If the taxing authority asserts liability against both parties, the Indemnitee shall be responsible for handling and controlling administrative proceedings and litigation relating to such Taxes. At its own expense, the Indemnitor shall have the right to participate in any proceedings so controlled by the Indemnitee and to review all correspondence with the taxing authority relating to such proceedings. The Indemnitee shall not settle any such matter without the prior consent of the Indemnitor, but the Indemnitor shall not unreasonably withhold such consent. At any time, Parent or any Subsidiary may opt out of settling its share of any such settlement.

     8.10 Indemnification Exclusive Remedy. Except for claims or causes of action based on fraud, indemnification pursuant to the provisions of this Article VIII shall following the Closing be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof. Without limiting the generality of the preceding sentence, following the Closing (i) no legal action sounding in contribution, tort or strict liability may be maintained by any party hereto (or a Holdings Indemnitee or Parent Indemnitee not a party hereto) against any other party hereto with respect to any matter that is the subject of this
Article VIII (including with respect to each of the failure to discharge any Excluded Liability or any Environmental Claim),
(ii) Holdings, for itself and the other Holdings Indemnitees, hereby waives any and all statutory rights of contribution or indemnification that any of them might otherwise be entitled to under any federal, state or local law, including legal action pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state or local law, regulation or ordinance or any similar rules of law embodied in the common law and (iii) the only action which may be asserted by any Holdings Indemnitee with respect to any Environmental Claim shall be a contract action to enforce, or to recover Damages pursuant to this Article VIII. Nothing herein contained shall limit Parent's right (although it shall not have any obligation) to pursue (whether separately, simultaneously or in seriatim) recovery under one or more of the insurance policies maintained by Holdings pursuant to Section 6.7 hereof, Parent's own insurance policies or this Article VIII. The pursuit of one or more of such remedies by Parent shall not be deemed to be a waiver of the right to pursue any other remedy. Nothing herein shall limit a Holdings Indemnitee's right to substitution or join Parent or any Subsidiary in any action or proceeding relating to an Excluded Liability.

     8.11 Tax Treatment.  All amounts paid pursuant to this
Article VIII shall be treated as included in, or as adjustments to, the Consideration described in Section 1.9 for all Tax purposes.

                            ARTICLE IX

                 Effect of Termination/Proceeding

     9.1 General. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article IX.

     9.2 Right to Terminate. This Agreement and the transaction contemplated hereby may be terminated at any time prior to the
Closing:

          (a) by the mutual written consent of Holdings and Parent;

          (b)  by prompt notice given in accordance with
     Section 10.5, by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. on July 1, 1999; provided, however, that the right to terminate this Agreement under this Section 9.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date;

          (c) by the party entitled to the benefit thereof, if any condition set forth in Section 4.1 or Section 4.2 shall become impossible to fulfill;

          (d) by the Holdings if the Bank Consent shall not have been obtained by July 1, 1999.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

     9.3 Certain Effects of Termination. In the event of the termination of this Agreement by either Parent or Holdings as provided in Section 9.2:

          (a) each party, if so requested by the other party, will return promptly every document furnished to it by the other party (or any subsidiary, division, associate or Affiliate of such other party) in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made;

          (b) the Confidentiality Letter shall remain in effect notwithstanding any provision to the contrary contained therein with respect to the execution of a definitive purchase agreement; and

          (c) Parent shall pay Holdings' reasonable documented out of pocket expenses incurred in connection with this Agreement and the Transactions, but in no event an amount greater than $2,000,000 (the "Termination Fee") if this Agreement is terminated pursuant to Section 9.2(d);

          (d)  Any payment required to be made pursuant to
     Section 9.3(c) hereof shall be made not later than five business days after all conditions giving rise to the obligation to pay such fee under Section 9.3(c) have been met. All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated by Holdings.

This Section 9.3 shall survive any termination of this Agreement.

     9.4 Remedies. Notwithstanding any termination right granted in Section 9.2, in the event of the nonfulfillment of any condition to a party's closing obligations, in the alternative, such party may elect to do one of the following:

          (a) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the Closing shall be deemed a waiver of each breach of any representation, warranty or covenant and of such party's rights and remedies with respect thereto to the extent that such party shall have actual knowledge of such breach and the Closing shall nonetheless occur;

          (b) decline to close, terminate this Agreement as provided in Section 9.2, and thereafter seek damages to the extent permitted in Section 9.5; or

          (c) seek specific performance of the obligations of the other party. Each party hereby agrees that in the event of any breach by such party of this Agreement, the remedies available to the other party at law would be inadequate and that such party's obligations under this Agreement may be specifically enforced.

     9.5 Right to Damages. Except as provided in Section 9.3(c) and 9.3(d), if this Agreement is terminated pursuant to Section 9.2, neither party hereto shall have any claim against the other except if the circumstances giving rise to such termination were caused by the other party's intentional breach of the representations, warranties or covenants set forth herein, in which event termination pursuant to Section 9.2 shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party.

                            ARTICLE X

                          Miscellaneous

     10.1 Fees. Parent shall pay all fees and expenses charged by WP.

     10.2 Sales and Transfer Taxes (other than VAT). Subject to Sections 8.5(g) and 10.8, Holdings shall cause the Company and the New Subsidiaries, on the one hand, and Parent shall cause the Subsidiaries, on the other hand, to each pay one-half of all gross receipts and gross income, sales, use, excise, stamp and transfer and conveyance taxes and customary duties arising in connection with the Transactions.

     10.3 Definition of Reasonable Efforts. Except as otherwise specifically provided in this Agreement, for purposes of this Agreement, the phrases "reasonable efforts" and "reasonable efforts to cause," when used with reference to efforts to be made by a party hereto or any of its Affiliates:

          (a) shall not require such party or any of its Affiliates to pay or transfer any money, property or other thing of value to any other party except nominal and routine charges for filing or recording fees, and courier and other communication services;

          (b) shall require such party and its Affiliates to act in good faith and with all reasonable promptness and dispatch with respect thereto; and

          (c) shall require the other party and its Affiliates to act with all reasonable promptness and dispatch and to cooperate in all material respects with the first party's and its Affiliates' efforts in connection therewith.

     10.4 Publicity. Except as otherwise required by law or applicable stock exchange rules, press releases concerning this transaction shall be made only with the prior consent of the other party, not to be unreasonably withheld or delayed (and, in any event, Parent and Holdings shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release). The parties agree that any such press releases may state the amount of the Consideration.
In addition, with respect to any other written publicity related to the Transactions or otherwise related to Parent, its direct and indirect subsidiaries (including, without limitation, the Subsidiaries) and/or their respective businesses (including, without limitation, the Business), each party agrees not to (and agrees to cause its Affiliates not to) disparage the other in any such publicity.

     10.5 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States or United Kingdom mail. Notices delivered by hand, by facsimile, by nationally recognized private courier or by United States or United Kingdom mail, postage prepaid, registered or certified mail, return receipt requested, shall be deemed given on the date of receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand or deposited with a nationally recognized private courier on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

          If to Parent
          Addressed to

          Danka Business Systems, PLC
          Masters House
          107 Hammersmith Road
          London W14 0QH England

          Attention:  Secretary
          Telecopy:  011-44-171-603-8448

          with copies to:

          11201 Danka Circle North
          St. Petersburg, Florida 33716
          Attention: Chief Executive Officer and General Counsel
          Telecopier: 727-579-0832

          and

          Altheimer & Gray
          10 South Wacker Drive
          Suite 4000
          Chicago, Illinois  60606
          Attention:  David W. Schoenberg and Peter H. Lieberman
          Telecopier:  (312) 715-4800

          If to Holdings
          Addressed to

          DSI Holdings, LLC
          2600 Manitou Road
          Rochester, New York 14653
          Attention:  Edward Marino
          Telecopier: 716-784-9039

          with copies to

          SVA Limited
          20 Southampton Street
          London WC2E 7QG
          Attention:  Ian Sellars
          Telecopier:  44-171-240-5072

          and

          McDermott, Will & Emery
          227 West Monroe Street
          Chicago, IL 60606
          Attention: Stuart Berkson
          Telecopier: (312) 984-7700

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 10.5.

     10.6 Expenses. Except as set forth in Articles III, VIII or IX, each of Parent and Holdings shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses. For the purposes of this Section 10.6, fees and expenses incurred by any Subsidiary shall be deemed to have been incurred by Parent.

     10.7 Entire Agreement. This Agreement, the Holdings' Ancillary Documents, Parent's Ancillary Documents and the Ancillary Agreements (the Holdings' Ancillary Documents, Parent's Ancillary Documents and the Ancillary Agreements together being referred to herein as the "Ancillary Materials"), the Confidentiality Letter, and that certain Agreement of even date herewith between Holdings and Parent relating to U.K. stamp duty, constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. The Disclosure Schedule being delivered simultaneously herewith shall be deemed to constitute exceptions to the representations and warranties set forth in Section 2.3 to the extent specified in Section 2.1. Each other exhibit and schedule shall be considered incorporated into this Agreement and the Ancillary Materials. The inclusion of any item in the Disclosure
Schedule is not evidence of the materiality of such item for the purposes of this Agreement and the Ancillary Materials. The parties make no representations or warranties to each other, except as contained in this Agreement and the Ancillary Materials, and any and all prior representations and warranties made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement and the Ancillary Materials, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement and the Ancillary Materials. Holdings acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Business in making its determination as to the propriety of the transactions contemplated by this Agreement and the Ancillary Materials, and in entering into this Agreement and the Ancillary Materials has relied solely on the results of said investigation and on the representations and warranties of Parent expressly contained in this Agreement and in the Parent's Ancillary Documents delivered by Parent pursuant to the provisions of this Agreement. In connection with Holdings' investigation of the Business, Holdings has received from or on behalf of Parent certain estimates, forecasts, plans and financial projections. Holdings acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and projections, that Holdings is familiar with such uncertainties, that Holdings is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and projections), and that Holdings shall have no claim against Parent with respect thereto. Accordingly, Parent makes no representation or warranty with respect to such estimates, forecasts, plans and projections (including any such underlying assumptions). Except as provided in Section 7.7, in the event of any inconsistency between the provisions hereof and the provisions of any of the Ancillary Agreements, the provisions hereof shall control.

     10.8 Value Added Taxes.

          (a) All sums stated in this Agreement as being payable by the New Foreign Subsidiaries to the Foreign Subsidiaries or vice versa are exclusive of Value Added Tax ("VAT"), which shall be charged in addition, if applicable.

          (b) Parent shall cause the Foreign Subsidiaries and Holdings shall cause the New Foreign Subsidiaries to use their respective reasonable efforts (which shall include, without limitation, providing each other with such information or assistance as the other shall reasonably request) to procure that the transfer of the Business and the Transferred Assets under this Agreement is treated under
     Article 5(8) of the Sixth Directive (where applicable) or any other applicable legislation made pursuant to, or derived from, such Article (such as Article 5 of the VAT (Special Provisions) Order 1995 in the United Kingdom) or such other legislation as is applicable in a country which is not a member state of the European Union as not being a supply of goods (or a supply of services) for VAT purposes.

          (c) Parent and Holdings shall agree whether or not to make an application to any relevant Tax authority for a confirmatory declaration that VAT is not chargeable on the transfer of the Business and/or the Transferred Assets under the relevant Ancillary Agreement. If the parties agree to make such an application, Parent shall procure the submission (as soon as possible following the aforementioned agreement) by the relevant Foreign Subsidiary to its relevant Tax authority of such an application. If, notwithstanding the reasonable efforts of Parent and the relevant Foreign Subsidiary (in these paragraphs (c) and (d), together "Parent"), an amount of VAT is deemed by a Tax authority to be payable in respect thereof (or in respect of a transfer of the Business or Transferred Assets for which an application is not made), then Parent shall notify Holdings and the relevant New Foreign Subsidiary (in these paragraphs (c) and (d), together "Holdings") of that determination forthwith. The relevant New Foreign Subsidiary shall (unless it exercises its rights under paragraph (d) below) pay over to the relevant Foreign Subsidiary the amount of VAT chargeable in accordance with paragraph (e) below.

          (d) Notwithstanding paragraph (e) below, if Holdings disagrees with any determination of any Tax authority that VAT is chargeable, it may, within 5 business days of being so notified, give notice to Parent that it requires Parent to obtain a review by the relevant Tax authority of that determination and Parent shall cause the relevant Foreign Subsidiary to forthwith request the Tax authority to undertake that review. Upon the relevant Foreign Subsidiary being advised by the relevant Tax authority of the decision arising out of that review, Parent shall forthwith notify Holdings thereof. If Holdings disagrees with that decision, provided that it furnishes Parent with an opinion of independent legal counsel in support of its contention that VAT is not so chargeable, it may give notice to Parent to make an appeal against the decision of the relevant Tax authority (an "Appeal") in a manner as Holdings shall reasonably request or Holdings or the relevant New Subsidiary may itself make an Appeal as it shall consider appropriate with such assistance from Parent as Holdings shall reasonably request, all at Holdings' expense. If, following the Appeal, or as a result of no Appeal being made, an amount of VAT is payable, then the relevant New Foreign Subsidiary shall forthwith pay over to the relevant Foreign Subsidiary the amount of VAT chargeable in accordance with paragraph (e) below, together with any interest, penalties and fines payable in relation thereto.

          (e) Where, pursuant to the terms of this Agreement, one party (the "Supplying Party") makes a supply to the other (the "Paying Party") for VAT purposes, and (notwithstanding paragraph (b) above) VAT is properly chargeable in respect of such supply, the Paying Party shall within 2 days prior to the date on which the Supplying Party is obliged to pay such sum to the relevant Tax authority, pay to the Supplying Party (in addition to any other consideration for such supply) a sum equal to the amount of such VAT subject to the receipt by the Paying Party of a valid tax invoice in respect of such supply from the Supplying Party.

          (f) If after one year following the Closing or any Foreign Closing, a trade account receivable or note receivable which is a Transferred Asset proves to be uncollectible, provided VAT bad debt relief is available in the applicable jurisdiction, Parent hereby agrees to cause the relevant Foreign Subsidiary or an Affiliate thereof to acquire such trade account receivable or note receivable from the applicable New Foreign Subsidiary, in exchange for a payment from such Foreign Subsidiary or Affiliate in an amount equal to fifty percent (50%) of the amount of VAT recovered by the relevant Foreign Subsidiary or Affiliate with respect thereto in cash or by credit against future output tax liability of such Foreign Subsidiary or Affiliate. Any payment due by a Foreign Subsidiary or Affiliate under this Section 10.8(f) shall be made either within 30 days after recovery of such amount from the relevant taxing authority in cash or, if relevant, within 30 days after the date that such Foreign Subsidiary or Affiliate would have been liable to make a payment of VAT to the relevant taxing authority but for the credit referred to above.

          (g)  In this Agreement:

               (i) "VAT" means value added tax as provided for in Article 2, EC Council Directive 67/227 (First Council Directive of 11 April 1967 on the harmonization of legislation of Member States concerning turnover taxes) and legislation supplemental thereto and any other tax (wherever and whenever imposed and whether imposed in substitution thereof or in addition thereto) of a similar fiscal nature; and

               (ii) the "Sixth Directive" means EC Council
          Directive 77/388 (Sixth Council Directive of 17 May 1977 on the harmonization of the laws of the Member States relating to turnover taxes - common system of value added tax: uniform basis of assessment).

     10.9 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. Except as provided in Section 9.4(a), no waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     10.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     10.11 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     10.12 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New York applicable to contracts made in that State.

     10.13 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

     10.14 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party. Parent agrees that it shall not withhold consent to the assignment by Holdings to members of management of the Business of Holdings' rights and obligations in Section 1.3(a) hereof to purchase the Common Units; provided that (i) such assignment is with respect to up to 10% of the Common Units to be so purchased; (ii) Holdings remains obligated to purchase at the Closing any such Common Units which are not purchased at the Closing by such assignees; and (iii) such assignees provide to Danka US such representations and warranties as are customary in private placements of securities.

     10.15 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     10.16 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     10.17 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

     10.18 Waiver of Trial by Jury. Each of the parties hereto waives the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party's rights under this Agreement.

     10.19 Rule of Construction. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. The word "including," means "including, without limitation."

     10.20 Consent to Jurisdiction. Parent and Holdings each agrees to the exclusive jurisdiction of any state or Federal court within the Southern District of New York, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 10.5, and service so made shall be deemed to be completed when received. Parent and Holdings each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of Parent or Holdings to serve legal process in any other manner permitted by law.

     10.21 Definitions. The following terms are defined in the following sections of this Agreement:

Defined Term                            Where Found
Accounting Firm                         1.11(c)(iii)
Acquired Rights Directive               7.1
Adjustment Date                         1.11(b)
Affected Employee                       7.1
Affiliate                               2.2(f)
Agreement                               Preamble
Ancillary Agreements                    1.1(c)
Ancillary Materials                     10.7
Appeal                                  10.8(d)
Assumed Taxes                           1.7(e)
Audited Annual Statements               3.2(a)
Audited 1998 Financial Statements       3.2(a)
Audited 1999 Financial Statements       3.2(a)
Bank Agent                              3.2(h)
Bank Consent                            3.2(h)
Banks                                   3.2(h)
Belgian Acquisition                     1.1(c)(ii)
Bonds                                   3.3(c)
Building 14                             1.5(v)
Business                                Recitals
Canadian Acquisition                    1.1(c)(i)
Cash Amounts                            1.4
Cleanup                                 2.3(t)(ix)(A)
Closing                                 1.10
Closing Date                            1.10
Closing Date Net Working Capital        1.11(b)
Code                                    2.3(k)(i)
Common Units                            1.3(a)
Company                                 1.1(b)
Company Election                        3.2(c)(iii)
Competing Business                      6.9(b)
Confidentiality Letter                  3.3(a)
Contaminants                            2.3(t)(ix)(C)
Control                                 2.2(f)
Consideration                           1.9
Credit Agreement                        3.2(h)
Customer Location                       6.9(a)
Damages                                 8.2(a)
Danish Acquisition                      1.1(c)(iii)
Danka Belgium                           1.1(c)(ii)
Danka Canada                            1.1(c)(i)
Danka Denmark                           1.1(c)(iii)
Danka France                            1.1(c)(iv)
Danka Germany                           1.1(c)(v)
Danka Italy                             1.1(c)(vi)
Danka Netherlands                       1.1(c)(vii)
Danka Norway                            1.1(c)(ix)
Danka Sweden                            1.1(c)(viii)
Danka UK                                1.1(c)(x)
Danka US                                1.1(a)
Date Data                               2.3(w)(iii)
Date-Sensitive System                   2.3(w)(iii)
Debt Financing                          2.2(h)
Demand Notes                            1.1(c)
Disclosure Schedule                     2.1
Disputed Amount                         1.11(c)(i)
Dutch Acquisition                       1.1(c)(vii)
EBIT                                    4.2(h)(i)
Employment Loss                         2.3(p)(xi)
Enterprise Value                        1.9
Environmental Claim                     8.8
Environmental Laws                      2.3(t)(ix)(B)
Environmental Permit                    2.3(t)(i)
Equity Financing                        2.2(g)
ERISA                                   2.3(p)(i)
ERISA Affiliate                         2.3(p)(i)
European Filings                        2.2(c)
Excluded Assets                         1.5
Excluded Liabilities                    1.8
Execution Date                          Preamble
Extremely hazardous substances          2.3(t)(ix)(C)
Financial Statements                    2.3(g)
Fixed Assets                            1.5(b)
Foreign Closing                         1.10
Foreign Closing Date                    1.10
Foreign Subsidiaries                    1.1(c)
French Acquisition                      1.1(c)(iv)
GAAP                                    1.7(a)
German Acquisition                      1.1(c)(v)
Hart-Scott-Rodino Act                   2.2(i)
Hazardous materials                     2.3(t)(ix)(C)
Hazardous substances                    2.3(t)(ix)(C)
Hazardous wastes                        2.3(t)(ix)(C)
Holdings                                Preamble
Holdings Indemnitees                    8.3
Holdings' Ancillary Documents           2.2(b)
Holdings' 401(k) Plan                   7.4
Hypothetical Tax                        1.12
Including                               10.19
Indemnified Party                       8.2(b)
Indemnifying Party                      8.2(c)
Intellectual Property                   1.5(j)
Intellectual Property Licenses          2.3(v)(v)
Intercompany Accounts                   1.6(c)
Inventory                               1.5(a)
Italian Acquisition                     1.1(c)(vi)
Joint Claims                            1.5(r)
KIS                                     1.1(e)
Kodak Receivable Amount                 1.6(n)
KPMG                                    1.11(b)
Leased Premises                         1.5(d)
Liens                                   2.3(j)
Mass layoff                             2.3(p)(xi)
Material Adverse Effect                 2.3(b)
Material Consents                       3.2(d)
Material Foreign Subsidiaries           1.1
Material Contracts                      2.3(m)
Material Permits                        3.2(e)
Membership Interest Purchase Agreement  1.3(a)
Net Working Capital                     1.11(a)
New Foreign Subsidiaries                1.1(c)
New Group RRSP                          7.7
New Pension Plan                        7.7
New Subsidiaries                        1.1(c)
New U.S. Subsidiary                     1.1(a)
Non-U.S. Plans                          2.3(p)(vii)
Norwegian Acquisition                   1.1(c)(ix)
Parent                                  Preamble
Parent Indemnitees                      8.5
Parent Recommendation                   3.2(j)
Parent's Ancillary Documents            2.3(c)
Paying Party                            10.8(e)
PBGC                                    2.3(p)(iii)
Pension Plans                           2.3(p)(i)
Permits                                 2.3(o)
Permitted Liabilities                   1.7
Permitted Liens                         2.3(j)
Plant Closing                           2.3(p)(xi)
Pollutants                              2.3(t)(ix)(C)
Preferred Units                         1.3(a)
Proceeds                                1.2(a)
Property Taxes                          1.7(e)
Proprietary Software                    2.3(v)(iv)
Purchase Transactions                   1.3
PWC                                     1.11(b)
Reasonable efforts                      10.3
Reasonable efforts to cause             10.3
Recapitalization Transactions           1.2
Release                                 2.3(t)(ix)(D)
Relevant Agency                         3.3(g)
Reorganization Transactions             1.1
Restricted hazardous materials          2.3(t)(ix)(C)
Single employer                         2.3(p)(i)
Sixth Directive                         10.8(g)(ii)
Software                                2.3(v)
Solicitation                            6.9(b)
Statement                               1.11(b)
Subsidiary Ancillary Documents          2.3(c)
Subsidiaries                            1.1(c)
Supplying Party                         10.8(e)
Swedish Acquisition                     1.1(c)(viii)
Tax                                     2.3(k)(i)
Taxes                                   2.3(k)(i)
Termination Fee                         9.3(c)
Third Party Claim                       8.2(d)
Toxic substances                        2.3(t)(ix)(C)
Transactions                            1.3
Transferred Assets                      1.5
Transferred Employee                    7.1
UK Acquisition                          1.1(c)(x)
U.S. Business                           1.1(c)
U.S. Transferred Assets                 1.9
Unassigned Assets                       6.7
United States real property interest    2.3(k)(vii)
VAT                                     10.8(g)(i)
WARN Act                                1.8(g)
Welfare Plans                           2.3(p)(ii)
WP                                      2.3(z)
Year 2000 Compliant                     2.3(w)(iii)

     IN WITNESS WHEREOF, the parties have executed this Transaction Agreement on the date first above written.

                              DANKA BUSINESS SYSTEMS, PLC

                              By: ___________________________
                                 Its: _______________________



                              KIS HOLDINGS, LLC

                              By: ___________________________
                                 Its: _______________________